Exhibit 10.16

DESCRIPTION OF THE NOTES

Cazoo Group Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”), will issue US$200 million aggregate principal amount of 4%/2% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”), among, inter alios, the Issuer, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), GLAS Trust Corporation Limited, as security agent (the “Security Agent”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”) and notes registrar (in such capacity, the “Registrar”). In this “Description of the Notes”, the term “Issuer” refers to Cazoo Group Ltd only and not to any of its Subsidiaries. The Indenture will not be qualified under, incorporate provisions by reference to or otherwise be subject to, the U.S. Trust Indenture Act of 1939, as amended.

The Notes are being issued together with Class A ordinary shares of the Issuer in exchange for all $630 million aggregate principal amount of the Issuer’s 2% Convertible Senior Notes due 2027 in accordance with the terms and conditions of the Transaction Support Agreement. The Notes will be issued in a private exchange offer that is not subject to the registration requirements of the Securities Act. For further information about resale restrictions, see “Transfer Restrictions.”

The following describes the material provisions of the Notes, the Indenture and the Note Guarantees and refers to the Security Documents and the Fundamental Intercreditor Rights that would be applicable to any future Intercreditor Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, the Security Documents and, if applicable, any Intercreditor Agreement, respectively. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture, the Security Documents and, if applicable, any Intercreditor Agreement in their entirety. Upon the entry into any Intercreditor Agreement as provided for under the Indenture, the Indenture will be subject to the terms of such Intercreditor Agreement (as defined below). The terms of such Intercreditor Agreement will be important to understanding the relative ranking of indebtedness and security, the ability to make payments in respect of the indebtedness, the procedures for undertaking enforcement action, the subordination of certain indebtedness, turnover obligations, release of security and guarantees, and the payment waterfall. We urge you to read the Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement (if any) because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement (if any) are or will be available as set forth under “Where You Can Find More Information”. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions”.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes

The Notes will:

●     constitute senior obligations of the Issuer;

●     rank equal in right of payment with all of the Issuer’s existing and future obligations that are not subordinated in right of payment to the Notes;

●     be secured by the Collateral (as defined below) on a first-ranking basis;

●     rank senior in right of payment to any existing and future Indebtedness of the Issuer that is subordinated in right of payment to the Notes;

●     rank effectively senior in right of payment to any existing or future unsecured obligations of the Issuer, to the extent of the value of the Collateral (as defined below) that is available to satisfy the obligations of the Issuer under the Notes;

●     be effectively subordinated to the Issuer’s existing and future secured Indebtedness that is secured by property or assets that do not secure the Notes, to the extent of the value of such property or assets securing such Indebtedness; and

●     be structurally subordinated to all existing and future obligations of the Issuer’s Subsidiaries that do not guarantee the Notes.

The Note Guarantees

On the Issue Date, subject to the Agreed Security Principles, the Notes will initially be guaranteed (the “Issue Date Guarantees”) on a senior, secured basis by the following Subsidiaries of the Issuer incorporated in the United Kingdom (collectively, the “Issue Date Guarantors”): Cazoo Holdings Limited, Cazoo Ltd, Cazoo Properties Limited, Imperial Car Supermarkets Limited, Imperial Cars of Swanwick Limited, Cazoo Subscription Services Limited, Cazoo Wholesale Services Limited, Project Chicago Newco Limited, Arctos Holdings Limited, Moorgate House (Newco) Limited, GBJ Developments Limited, CD Auction Group Limited, Cazoo Support Services Limited, Ensco 1109 Limited, SMH Fleet Solutions Limited and Vans 365 Limited.

In addition, the Issuer may from time to time be required to procure from certain of its Subsidiaries (each, a “Guarantor”) the issuance of additional guarantees pursuant to the provisions set forth under “— Covenants — Future Guarantors” and “— Covenants — Guarantor Coverage” below (any such guarantee an “Additional Note Guarantee” and, together with the Issue Date Guarantees, the “Note Guarantees”). Any Note Guarantee shall be limited as necessary to prevent the relevant Note Guarantee from constituting a fraudulent conveyance, preference, transfer at under value or unlawful financial assistance under applicable law, or otherwise to reflect corporate benefit rules, “thin capitalization” rules, laws on the capital maintenance, limitations of corporate law or purpose, regulations or defenses affecting the rights of creditors generally or other limitations under applicable law which, among other things, might significantly limit the amount that can be guaranteed by the relevant Guarantor. By virtue of these limitations, the obligations of such Guarantor under its Note Guarantee could be significantly less than amounts payable with respect to the Notes or even zero. Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee. See “Risk Factors — Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral — Fraudulent and/or voidable transfer laws and other applicable laws permit a court to void the New Notes Guarantees and any liens and security interests in respect thereof, and, if that occurs, you may not receive any payments on the New Notes Guarantees” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”. The Note Guarantees may be released under certain circumstances as described under “— Release of Note Guarantees.”

The term “Note Guarantees” shall, in addition to the Issue Date Guarantees, also include any such Additional Note Guarantees.

Subject to the above, the Note Guarantee of each Guarantor will:

●     constitute general senior obligations of such Guarantor;

●     rank equally in right of payment with any existing and future indebtedness of such Guarantor that is not subordinated in right of payment to such Guarantor’s Note Guarantee;

●     be secured by the Collateral (as defined below);

●     rank senior in right of payment to any existing and future indebtedness of such Guarantor that is expressly subordinated in right of payment to such Guarantor’s guarantee of the Notes;

●     rank senior to any existing and future unsecured indebtedness of such Guarantor to the extent of the value of the property and assets which secure the Note Guarantee;

●     be effectively subordinated to any existing and future indebtedness of such Guarantor that is secured by liens on property or assets that do not secure such Guarantor’s Note Guarantee, to the extent of the value of the property and assets securing such indebtedness;

●     be structurally subordinated to any existing and future indebtedness of subsidiaries of such Guarantor that do not guarantee the Notes; and

●     be subject to the limitations described herein.

As of and for the year ended December 31, 2022, the Guarantors represented 100% of the Issuer’s revenue and 87.3% of the Issuer’s total assets. As of and for the six months ended June 30, 2023, the Guarantors represented 100% of the Issuer’s revenue and 100% of the Issuer’s total assets. As of the Issue Date, certain of our Subsidiaries will not guarantee the Notes and we may establish further Subsidiaries in the future that will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holder of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of and for the year ended December 31, 2022, the non-Guarantor Subsidiaries represented 0% of the Issuer’s revenue and 12.7% of the Issuer’s total assets. As of and for the six months ended June 30, 2023, the non-Guarantor Subsidiaries represented 0% of the Issuer’s revenue and 0% of the Issuer’s total assets.

Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuer, including the Holders. The Notes and each Note Guarantee will therefore be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of any future Subsidiaries of the Issuer that do not become Guarantors.

Additional Notes

The Indenture will be unlimited in aggregate principal amount, of which US$200.0 million aggregate principal amount of Notes will be issued on the Issue Date. After the Issue Date, we may issue an unlimited principal amount of additional Notes having substantially identical terms and conditions as the Notes originally issued (together with any notes issued under the Indenture of any other series as further described below, the “Additional Notes”) under the Indenture. We will only be permitted to issue Additional Notes in compliance with the covenants contained in the Indenture, including the covenants restricting the Incurrence of Indebtedness and Liens (as described below under “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens”).

Any such Additional Notes shall have terms substantially identical to the Notes originally issued, except in respect of any of the following terms which shall be set forth in an Officer’s Certificate (as defined below) supplied to the Trustee:

(1)         the title of such Additional Notes;

(2)         the aggregate principal amount of such Additional Notes;

(3)         the date or dates on which such Additional Notes may be issued;

(4)         the rate or rates (which may be fixed or floating) at which such Additional Notes may bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest may be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(5)         the currency or currencies in which such Additional Notes may be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable;

(6)         the maturity date or dates of such Additional Notes, and the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part, including, but not limited to, any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”);

(7)         the provisions relating to the escrow of all or a portion of the proceeds of such Additional Notes and the granting of Liens described in clause (30) of the definition of “Permitted Liens” in favor of the Trustee or a security agent solely for the benefit of the Holders of such Additional Notes (and not, for the avoidance of doubt, for the benefit of the Trustee and the Holders of any other Notes), together with all necessary authorizations for the Trustee and the Security Agent to enter into such arrangements; provided that, for so long as the proceeds of such Additional Notes are in escrow, such Additional Notes shall benefit only from such Liens and shall not be subject to any Intercreditor Agreement (if any) or any Additional Intercreditor Agreement and shall not benefit from any security interest in the Collateral;

(8)         if other than in denominations of US$1,000 and in integral multiples of US$1 in excess thereof, the denominations in which such Additional Notes may be issued and redeemed;

(9)         the status of registration with the SEC of such Additional Notes or the applicable exemption from such registration pursuant to which such Additional Notes may be offered or sold; and

(10)       the CUSIP, ISIN, Common Code or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

The Notes (together with any Additional Notes issued from time to time) will be treated as a single class for the purposes of the Indenture with respect to waivers, amendments and all other matters which are not specifically distinguished for a specific series. Unless the context otherwise requires or unless otherwise specified, for all purposes of the Indenture and this “Description of the Notes,” references to the “Notes” include the Notes issued on the Issue Date under the Indenture and any Additional Notes that are actually issued from time to time (including PIK Notes issued in respect of PIK Interest). Additional Notes may be designated to be of the same series as any other series of Notes, including the Notes issued on the Issue Date, but only if they have terms substantially identical in all material respects to such other series, and if so designated shall be deemed to form one series with such other series (it being understood that any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which such Additional Notes Special Mandatory Redemption provision ceases to apply).

In the event that any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax, and/or Cayman Islands or United Kingdom tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP, ISIN, Common Code or other securities identification number, as applicable, so that they are distinguishable from such Notes.

Principal and Maturity

The Issuer will initially issue US$200.0 million aggregate principal amount of Notes. The Notes will mature on February 16, 2027 (the “Maturity Date”) at their principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the Maturity Date. The Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1 in excess thereof.

The rights of Holders to receive the payments of interest on the Notes will be subject to applicable procedures of DTC. If a particular interest payment date is not a Business Day, then the payment date will move to the next Business Day, and the Holders of such Notes will not be entitled to any further interest or other payment as a result of any such delay.

Interest

Interest on the Notes will accrue on their outstanding aggregate principal amount at the rate of 6.00% per annum, of which a minimum of 4.00% per annum shall be payable in cash and up to 2.00% per annum shall be with respect to any PIK Interest (as defined below) that the Issuer may, at its option, elect to pay in cash or via the issuance of PIK Notes (as defined below). Interest on the Notes will be paid from and including the Issue Date to but excluding the Maturity Date and will be payable semi-annually in arrears on May 15 and November 15 of each year commencing on May 15, 2024 to the Holders of record of the Notes on the immediately preceding May 1 and November 1 of each year. The Notes shall cease to bear interest at the end of the Business Day immediately preceding the relevant due date for repayment (for so long as the Notes are registered in book-entry form). Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months on the aggregate nominal amount outstanding.

If interest is to be calculated for a period of less than one year (a “Calculation Period”) it shall be calculated on the basis of the Day Count Fraction. “Day Count Fraction” means with regard to the calculation of interest on any Note for any Calculation Period the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months on the aggregate nominal amount outstanding.

Interest on overdue principal, Cash Interest and PIK Interest, as applicable, will accrue at a rate that is 1.00% higher than the then applicable rate of Cash Interest, in the case of overdue principal and/or overdue Cash Interest, or the then applicable rate of PIK Interest, in the case of overdue PIK Interest. In no event, however, will the rate of interest on the notes be higher than the maximum rate permitted by applicable law.

The Issuer is entitled, without the consent of the holders of the Notes, to pay interest by issuing Additional Notes having the same terms and conditions as the Notes (“PIK Notes”). For any interest period, interest at a rate of up to 2% per annum in respect of the then outstanding principal amount of the Notes may be paid through the issuance of PIK Notes either by increasing the principal amount of the outstanding Notes (or by issuing a new Global Note of an increased principal amount) or by issuing PIK Notes in a principal amount equal to such interest (in each case, “PIK Interest”). Unless previously redeemed or repaid, all PIK Notes will mature on the Maturity Date.

Unless so elected by the Issuer, in respect of each interest period, interest payable on the Notes will be paid entirely in cash at the rate of 6.00% per annum (“Cash Interest”); provided that interest in respect of the first interest period from (and including) the Issue Date to May 15, 2024 shall be paid 4.00% in Cash Interest and 2.00% in PIK Interest. In respect of any subsequent interest period, unless the Issuer intends to pay 100% in Cash Interest, the Issuer shall deliver a notice (the “Interest Determination Notice”) to the Trustee and the Paying Agent no later than the date that is five Business Days prior to the commencement of any subsequent Interest Period, which notice shall state the rate of the outstanding principal amount of Notes with respect to which such interest shall be paid in the form of Cash Interest (provided that such rate shall not be less than 4.00% per annum in respect of the then outstanding principal amount of the Notes) (the “Cash Interest Rate”), the corresponding amount of such Cash Interest, the rate of the outstanding principal amount of Notes up to 2.00% per annum with respect to which interest shall be paid in the form of PIK Interest (the “PIK Interest Rate”) and the corresponding amount of such PIK Interest. If the Issuer does not deliver an Interest Determination Notice to the Trustee and the Paying Agent with respect to any Interest Period within this timeline or at all, then the applicable interest in respect to such Interest Period shall be deemed to be the Cash Interest Rate and the PIK Interest Rate set out in the Interest Determination Notice last delivered to the Trustee and the Paying Agent.

Methods of receiving payments on the Notes

Principal, interest, premium and Additional Amounts, if any, on the notes issued in global form (“Global Notes”) will be made by one or more Paying Agents by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof (initially being DTC or its nominee). PIK Interest will be payable with respect to the notes represented by one or more Global Notes by the Issuer delivering an order to increase the principal amount of the applicable Global Note by the relevant amount or, if necessary, by issuing a new Global Note executed by the Issuer and a written order to the Trustee or to the authenticating agent on its behalf to authenticate such new Global Note under the Indenture.

Principal, interest, premium and Additional Amounts, if any, on any certificated securities (“Definitive Registered Notes”) will be payable at the specified office or agency of one or more Paying Agents maintained for such purposes. In addition, Cash Interest payments on the Definitive Registered Notes may be paid by wire transfer to the persons entitled thereto as shown on the register for the Definitive Registered Notes. PIK Interest will be payable with respect to Definitive Registered Notes by the Issuer issuing and delivering to the Trustee and Paying Agent such additional notes in the relevant amount as Definitive Registered Notes and a written order to the Trustee to authenticate and deliver such notes. See “— Paying Agent, Registrar and Transfer Agent for the Notes.”

Book-entry; Delivery and Form

The Notes will be issued in global registered form without interest coupons, as follows:

●     Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act will initially be represented by one or more global notes in registered form without interest coupons attached (the “144A Global Notes”). The 144A Global Notes will, on the Issue Date, be deposited with the custodian on behalf of DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

●     Notes sold within the United States to institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3). (7), (8), (9), (12) or (13) under the Securities Act) will initially be represented by one or more global notes in registered form without interest coupons attached (the “IAI Global Notes”). The IAI Global Notes will, on the Issue Date, be deposited with the custodian on behalf of DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

●     Notes sold to persons who are not U.S. persons (as defined in Regulation S) outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one or more global notes in registered form without interest coupons attached (the “Regulation S Global Notes” and, together with the 144A Global Notes and the IAI Global Notes, the “Global Notes”). The Regulation S Global Notes will, on the Issue Date, be deposited with and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to Persons that have accounts with DTC for credit to an account of a direct or indirect participant in DTC.

Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements summarized below and described more fully under “Transfer Restrictions”. DTC will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not have the notes registered in their names, will not receive physical delivery of the notes in certificated form and will not be considered the registered owners or “holders” of the notes for any purpose.

So long as the notes are held in global form, DTC (or its nominee) will be considered the sole holder of the Global Notes for all purposes under the indenture. In addition, participants must rely on the procedures of DTC, and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, in order to exercise any rights of holders of the notes under the indenture.

Book-Entry Interests in the 144A Global Notes (the “144A Book-Entry Interests”) and Book-Entry Interests in the IAI Global Notes (the “IAI Book-Entry Interests”) may be transferred to a person who takes delivery in the form of Book-Entry Interests in the Regulation S Global Notes (the “Regulation S Book-Entry Interests”) denominated in the same currency only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Regulation S under the Securities Act.

Prior to 40 days after the Issue Date of the Notes, ownership of Regulation S Book-Entry Interests will be limited to persons that have accounts with Euroclear or Clearstream or persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A under the Securities Act. Subject to the foregoing, Regulation S Book-Entry Interests may be transferred to a person who takes delivery in the form of a Rule 144A Book-Entry Interest only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is a “qualified institutional buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act or otherwise in accordance with the transfer restrictions described under “Transfer Restrictions,” and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In connection with transfers involving an exchange of a Regulation S Book-Entry Interest for a Rule 144A Book-Entry Interest or an IAI Book-Entry Interest, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Notes and a corresponding increase in the principal amount of the Rule 144A Global Notes or the IAI Global Notes.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only as described in the indenture and, if required, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note will, upon transfer, cease to be a Book-Entry Interest in the first mentioned Global Note and become a Book-Entry Interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Transfers involving an exchange of a Regulation S Book-Entry Interest for a Rule 144A Book-Entry Interest or an IAI Book-Entry Interest will be done by DTC by means of an instruction originating from the trustee through the DTC Deposit/Withdrawal Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the relevant Regulation S Global Note and a corresponding increase in the principal amount of the corresponding Rule 144A Global Note or IAI Global Note. The policies and practices of DTC may prohibit transfer of unrestricted Book-Entry Interests in the Regulation S Global Note prior to the expiration of the 40 days after the date of initial issuance of the Notes.

Security; Release of Collateral

As of the Issue Date, the payment obligations of the Issuer under the Notes and the Guarantors under the Note Guarantees will be secured, respectively, by the following collateral (subject to any Permitted Collateral Liens, the Agreed Security Principles, applicable perfection requirements and exceptions and limitations described herein) (collectively, the “Collateral”):

(a)         a first priority fixed charge over the Issuer’s bank accounts;

(b)         a first priority assignment of material intragroup receivables owed to the Issuer (if any);

(c)         a first priority fixed charge over all of the shares in Cazoo Holdings Ltd granted by the Issuer;

(d)         a first priority fixed charge over each Guarantors’ bank accounts kept in England and the Republic of Ireland;

(e)         a first priority fixed charge over the shares in each Guarantor;

(f)          a first priority assignment of material intragroup receivables owed to each Guarantor; and

(g)         a first priority floating charge over substantially all of the assets of each Guarantor, including intellectual property.

In determining whether and what additional collateral and guarantees may be provided, the following Agreed Security Principles will be taken into account, including the following:

●       general law and statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent conveyance, preference, insolvency or “thin capitalization” rules, retention of title claims and similar principles may limit the ability of a member of the group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

●      subject to the guarantee limitations set out in the Indenture, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Issuer and Guarantors under the Notes, the Note Guarantees and the Indenture in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Security Documents will, subject to the applicable “guarantee” limitations, secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Issuer and Guarantors under the Notes, the Note Guarantees and the Indenture, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction;

●      Collateral will be limited to security over the shares in each Guarantor, all material intragroup receivables owed to the Issuer and each Guarantor, all bank accounts of the Issuer and each Guarantor and for Guarantors incorporated in England and Wales, a customary floating charge over substantially all assets (including intellectual property);

●       the relevant member of the group or security provider shall use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each relevant member of the group or security provider and to overcome any such other limitations to the extent reasonably practicable;

●       in determining whether or not security shall be taken and/or perfected, due regard shall be made to the applicable cost and a cost/benefit analysis, which shall include that no incremental costs must be incurred and no administrative burden or material inconvenience to the ordinary course of operations of the provider of any security interest must be assumed which is disproportionate to the benefit obtained by the beneficiaries of that security interest;

●      the granting or perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Security Documents therefore or (if earlier or to the extent no such time periods are specified in the Security Documents) within the time periods specified by applicable law in order to ensure due perfection;

●       an entry of any security interest created by the Issuer pursuant to a Security Document to which it is a party shall be made in the register of mortgages and charges of the Issuer to comply with section 54 of the Companies Act (As Revised) of the Cayman Islands;

●       certain supervisory board, works council or other external body consent or advice may be required to enable a member of the group to provide a guarantee or security; such guarantee and/or security shall not be provided unless such consent or advice has been received provided that reasonable endeavors have been used by the relevant member of the group to obtain the relevant consent or advice to the extent reasonably practicable and permissible by law, regulation and custom;

●      any Subsidiary of the Issuer will not be required to give guarantees or enter into Security Documents if they are not wholly-owned by another member or members of the group, provided that no Subsidiary shall be excluded solely as a result of any disposition, sale or other transfer of the equity interests in such Subsidiary if, prior to such disposition, sale or transfer, such Subsidiary was a Guarantor unless (x) such disposition, sale or transfer was consummated for fair market value (as determined by the Issuer acting in good faith) and on an arms’ length basis to a bona fide third party and (y) the primary purpose of such disposition was not the release of the Guarantee by such Subsidiary nor of the Liens securing the Notes on the equity interests in such Subsidiary; provided, further, that such Guarantor shall only be released from its Guarantee if (i) no Event of Default exists or will otherwise result from such transaction and (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Guarantor, the Issuer is deemed to have made a new investment in such Subsidiary in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Issuer’s or any Restricted Subsidiary’s equity interest therein as determined by the Issuer in good faith and such investment is permitted under the Indenture;

●       it is acknowledged that in certain jurisdictions, it may be impossible, impractical, or disproportionately costly to create guarantees or security over certain categories of assets, in which event guarantees or security will not be taken over such assets;

●      each Security Document shall expressly provide that, with respect to the grant of a floating charge, no transaction security is granted over or in respect of Excluded Assets, provided that all share pledges will create first priority security over the shares pledged (provided further that there shall be no assets (Excluded Assets or otherwise) excluded from any fixed or floating charges granted by Cazoo Holdings Limited);

●      members of the group will not be required to give guarantees or enter into Security Documents if (or to an extent) it is not within the legal capacity of the relevant members of the group or if the same would entail a significant risk of violating the fiduciary duties of those directors or contravening any contractual or legal prohibition or restriction or resulting in personal or criminal liability on the part of any officer; and

●      Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided.

Furthermore, any assets (other than shares, bank accounts and intra group receivables) subject to pre-existing third-party arrangements which are permitted by the Indenture and which prevent those assets from being charged will be excluded from any fixed charges under any relevant Security Document, provided that all reasonable endeavors to obtain consents or waivers to subject any such assets to transaction security shall be used by the relevant security grantor.

Applicable law may require that a security interest in certain assets can only be properly perfected and its priority retained through certain actions which, in the case of some Collateral, may not be completed until after the Issue Date.

The Collateral will be pledged pursuant to the Security Documents to the Security Agent on behalf of itself, the Holders of the Notes, the Trustee and holders of any other secured obligations that are secured by the Collateral. Any additional security interests that may in the future be pledged to secure obligations under the Notes and the Note Guarantees would also constitute Collateral.

Subject to certain conditions, including compliance with the covenants described under “— Covenants — Impairment of Security Interest”, “Covenants — Limitations on Indebtedness” and “— Covenants — Limitation on Liens”, the Issuer and its Restricted Subsidiaries will be permitted to grant security over the Collateral in connection with certain future issuances of Indebtedness of the Issuer or its Restricted Subsidiaries, including any Additional Notes, in each case, as permitted under the Indenture and any Intercreditor Agreement.

The Liens on the Collateral will be limited as necessary to recognize certain limitations arising under or imposed by local law and defenses generally available to providers of Collateral (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law. For a brief description of such limitations, see “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the Holders of Notes and the creditors of any other obligations secured thereby. No appraisals of any Collateral have been prepared by or on behalf of the Issuer, the Security Agent or the Trustee in connection with the offering of the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, or at all. See “Risk Factors — Risks Related to the New Notes — The New Notes are secured only to the extent of the value of the New Notes Collateral that has been granted as security for the New Notes and the New Notes Guarantees, and such security may not be sufficient to satisfy the obligations under the New Notes and the New Notes Guarantees.”

In addition, pursuant to any Intercreditor Agreement or Additional Intercreditor Agreements, in each case as entered into after the Issue Date, the Collateral may be pledged to secure other Indebtedness. See “— Covenants — Impairment of Security Interest” and “— Certain Definitions — Permitted Collateral Liens”).

References to “first-priority” security interests include security interests that were created later in time and thus with junior ranking but are contractually pari passu first-priority and entitled to equal treatment with other first-priority security secured creditors by virtue of any Intercreditor Agreement and include security interests that rank on a first-priority secured basis subject to creditors mandatorily preferred by law.

Under the Security Documents, the Issuer and the Guarantors, among others, will grant security over the Collateral to secure the payment when due of, among others, the Issuer’s and the Guarantors’ payment obligations under the Notes, the Note Guarantees and the Indenture. The Security Documents have been or will be entered into by, among others as the case may be, the relevant security provider and the Security Agent as agent for the secured parties pursuant to the terms of the Indenture and any Intercreditor Agreement. When entering into the Security Documents, the Security Agent will act in its own name, but for the benefit of the secured parties (including the Trustee and the Holders of Notes from time to time) pursuant to the terms of the Indenture and any Intercreditor Agreement. The Holders of Notes may only act through the Security Agent in accordance with the terms of the Indenture, any Intercreditor Agreement and any Additional Intercreditor Agreement.

In the event that the Issuer or its Subsidiaries enter into insolvency, bankruptcy or similar proceedings, the security interests created under the Security Documents or the rights and obligations enumerated in any Intercreditor Agreement could be subject to potential challenges. If any challenge to the validity of the security interests or the terms of any Intercreditor Agreement were successful, the Holders of Notes might not be able to recover any amounts under the Security Documents. See “Risk Factors — Risks Related to the New Notes — It may be difficult to realize the value of the New Notes Collateral”.

Subject to the terms of the Indenture, the Security Documents, any Intercreditor Agreement and any Additional Intercreditor Agreement, [other than in respect of the bank accounts subject to fixed charges under the Security Documents (subject to certain exceptions to be agreed),] the Issuer and the relevant security provider will have the right to remain in possession and retain exclusive control of the Collateral securing Notes, to freely operate the property and assets constituting Collateral and to collect, invest and dispose of any income therefrom (including any and all dividends, distributions or similar cash and non-cash payments in respect of Capital Stock that is part of the Collateral). [The Security Agent shall, at all times, have consent rights in relation to the operation and control of the bank accounts (save in respect of certain operational functions to be agreed).]

The Security Agent will release the security interest in respect of the Collateral under one or more of the following circumstances:

(a)          in connection with any sale, exchange, assignment, transfer, conveyance or other disposition of such property or assets to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale, exchange, assignment, transfer, conveyance or other disposition does not violate the provisions described under “— Covenants — Limitation on Sales of Assets” below and is otherwise in compliance with the Indenture;

(b)          in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of the Indenture, the release of the property, assets and Capital Stock, of such Guarantor which was part of the Collateral;

(c)          if the Issuer designates any of its Restricted Subsidiaries to be an Unrestricted Subsidiary as permitted under and in compliance with the Indenture, the release of the property, assets and Capital Stock of such Restricted Subsidiary;

(d)          upon payment in full of principal, interest and all other obligations on the Notes or legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in “— Legal Defeasance or Covenant Defeasance” and “— Satisfaction and Discharge”;

(e)          upon redemption of all the Notes;

(f)           in connection with an enforcement action taken by certain secured creditors of the Issuer and its Restricted Subsidiaries in accordance with any Intercreditor Agreement or any Additional Intercreditor Agreement;

(g)          as provided for under “— Amendments and Waivers”;

(h)          with respect to any property or assets that become Collateral securing the Notes and/or any Note Guarantee pursuant to clause (a)(ii) of the covenant “— Covenants — Limitation on Liens”, upon the release and discharge (other than as a result of an enforcement action) of the Initial Lien, to the extent that such Lien does not secure any other Pari Passu Indebtedness;

(i)           in accordance with the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement;

(j)          as a result of a transaction permitted by the covenant described below under “— Covenants — Merger and Consolidation”; or

(k)         as otherwise permitted in accordance with the Indenture.

The Security Agent shall be entitled to accept an Officer’s Certificate and Opinion of Counsel as sufficient evidence of compliance with this paragraph, in which event it shall be conclusive and binding on the Holders.

The Security Agent and the Trustee (but only if required as evidenced by an Officer’s Certificate and Opinion of Counsel) will take all action requested by the Issuer to effectuate any release of Collateral securing the Notes and the Note Guarantees, in accordance with the provisions of the Indenture, any Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required to effect such release as evidenced by an Officer’s Certificate and Opinion of Counsel).

Intercreditor Agreement

At the request of the Issuer, at the time of, or prior to, the Incurrence of (A) any Indebtedness by the Issuer or any of its Restricted Subsidiaries that is permitted to share the Collateral permitted to be incurred under the covenant described below under “Covenants — Limitation on Indebtedness” on a pari passu basis (“Pari Passu Indebtedness”) or (B) Indebtedness permitted under clause (vi) of “Covenants — Limitations on Indebtedness” (the “Super Senior Hedging Liabilities”), for which any security that may be granted in respect of the Notes or the Note Guarantees (the “Shared Collateral”) may rank junior with respect to distributions of proceeds of any enforcement of the Shared Collateral, the Issuer or the relevant Restricted Subsidiary, the Trustee and the relevant security agent will enter into an intercreditor agreement (each an “Intercreditor Agreement”) in respect of the Shared Collateral with the other creditors sharing the benefit of such Lien (together with the Trustee and the Holders of the Notes, the “Secured Creditors” and the liabilities owing to such creditors being the “Secured Liabilities”) (or their agent, representative or trustee), containing provisions which reflect the following (together, the “Fundamental Intercreditor Rights”):

(i) obligations under the Notes and the Note Guarantees shall rank pari passu in right and priority of payment with any Pari Passu Indebtedness, any Super Senior Hedging Liabilities and any obligations under any other hedging agreements permitted to be secured on a senior ranking pari passu basis with the Notes and Note Guarantees (“Pari Passu Hedging Liabilities”);

(ii) the Shared Collateral shall rank and secure the obligations under the Notes and the Note Guarantees (as applicable under the relevant Security Document), any Pari Passu Indebtedness, any Super Senior Hedging Liabilities and any Pari Passu Hedging Liabilities pari passu provided that all amounts received or recovered by any security agent in connection with the realization of the Shared Collateral or on an enforcement or a distressed disposal of assets comprising part of the Shared Collateral or otherwise for application in accordance with the payments waterfall in any Intercreditor Agreement shall be applied such that, among other things, payments of any Super Senior Hedging Liabilities (the creditors of such liabilities being the “Super Senior Hedging Counterparties”) shall be applied pari passu and pro rata among such Super Senior Hedging Liabilities, and in priority to payments in respect of the obligations under the Notes and the Note Guarantees, any Pari Passu Indebtedness and any Pari Passu Hedging Liabilities (together, the “Pari Passu Liabilities” and the creditors of such liabilities being the “Pari Passu Creditors”), which shall be applied pari passu and pro rata among such Pari Passu Liabilities;

(iii) any Intercreditor Agreement shall not restrict payments in respect of any obligations under Pari Passu Indebtedness or obligations under the Pari Passu Indebtedness or under the Notes or the Note Guarantee (together, the “Pari Passu Creditor Obligations”) or any obligations under any Super Senior Hedging Liabilities except that, following the occurrence of an acceleration event under any Pari Passu Indebtedness, the Notes under the Indenture or any Super Senior Hedging Liabilities or certain events of bankruptcy or insolvency, neither the Issuer nor the Restricted Subsidiaries (the “Debtors”) may make and no Pari Passu Creditors or Super Senior Hedging Counterparties may receive payments of the Pari Passu Creditor Obligations or the Super Senior Hedging Liabilities, respectively, except amounts distributed in accordance with such Intercreditor Agreement;

(iv) upon any of the Liens becoming enforceable, enforcement decisions under the Shared Collateral documents will be made by the instructing group (“Instructing Group”) being (i) at any time on or after the discharge of the Pari Passu Liabilities in full or subject to customary step-in events, the Super Senior Hedging Counterparties whose super senior credit participations represent more than 66 2/3% of the aggregate super senior credit participations in respect of any Super Senior Hedging Liabilities (the “Majority Super Senior Hedging Counterparties”) and/or (ii) the Pari Passu Creditors whose senior secured credit participations represent more than 50% of the aggregate senior secured credit participations in respect of the Pari Passu Liabilities (the “Majority Senior Secured Creditors”), on a euro-for-euro basis and, in each case, subject to the consultation period referred to below and provided that such instructions are consistent with the Enforcement Principles (as defined below). No Secured Creditor shall have any independent right to enforce any of the Liens or to instruct or require the security agent to enforce any of the Shared Collateral documents except as instructed by the Instructing Group. Any instructions given by the Instructing Group will be binding on all of the Secured Creditors;

(v) the Security Agent shall enforce or restrain from enforcing any transaction security in a manner aimed to maximize the recoveries for Secured Liabilities in so far as is consistent with the terms of any Intercreditor Agreement and subject to the Enforcement Principles (taking into account, among other things, the manner of enforcement) to be agreed amongst the relevant Secured Creditors under the relevant Intercreditor Agreement;

(vi) prior to giving any instructions to the security agent to commence enforcement of all or part of the Shared Collateral and/or the requesting of a distressed disposal in respect of assets subject to the Shared Collateral and/or the release or disposal of claims (“Enforcement”), the relevant representative of the Secured Creditors shall notify the representatives in respect of the other relevant Secured Creditors that the applicable Shared Collateral has become enforceable. As soon as reasonably practicable after receipt of such a notice instructing the security agent to solicit instructions to enforce security given by the Majority Super Senior Hedging Counterparties (if any) and/or the Majority Senior Secured Creditors, the security agent shall distribute such notice to the relevant addressees, following which such representatives will consult in good faith with each other and the security agent for a period of 15 days from the date such notice is received by such persons (or such shorter period as the relevant parties may agree) with a view to coordinating the instructions to be given by an Instructing Group and agreeing an enforcement strategy (the “Consultation Period”);

(vii) no such consultation shall be required where (a) the Shared Collateral is enforceable due to an insolvency event affecting the Issuer, any other borrower or guarantor of any Secured Liabilities, or any subsidiary that is a “Significant Subsidiary” or “Material Company” as may be defined in the documentation in respect of the Secured Liabilities (each a “Relevant Company”); or (b) the relevant Instructing Group determines in good faith (and notifies each other representative of the Secured Creditors) that any delay caused by such consultation could reasonably be expected to reduce the amount likely to be realized to a level such that the Super Senior Hedging Liabilities (if any) would not be discharged in full or to have a material adverse effect on the ability to effect an Enforcement or a distressed disposal and, in each case any instructions will be limited to those necessary to protect or preserve the interests of the Secured Creditors on behalf of which the relevant Instructing Group is acting and the security agent shall act in accordance with the instructions first received;

(viii) subject to the paragraph below, in the event that conflicting instructions (and for these purposes silence is deemed to be a conflicting instruction) are received from either Instructing Group by the end of the Consultation Period (which have not be resolved), the security agent shall enforce the Shared Collateral and/ or refrain from enforcing the Shared Collateral and/or take the relevant other enforcement action in accordance with the instructions provided by the Majority Senior Secured Creditors, in each case, provided such instructions are consistent with the Enforcement Principles;

(ix) if any Super Senior Hedging Liabilities have been incurred and (a) the Super Senior Hedging Liabilities have not been repaid in full in cash within six months of the end of the Consultation Period; (b) the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action within three months of the end of the Consultation Period; or (c) an insolvency event has occurred with respect to a Relevant Company and the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action at that time with respect to such Relevant Company, then the security agent shall thereafter follow any instructions that are subsequently given by the Majority Super Senior Hedging Counterparties (provided such instructions are consistent with the Enforcement Principles) to the exclusion of any given by the Majority Senior Secured Creditors;

(x) any Intercreditor Agreement will contain (a) customary turnover and distressed disposal provisions (for the avoidance of doubt, distressed disposal will be defined to only apply to distressed disposals in respect of assets that are subject of the Shared Collateral), (b) customary anti-layering provisions and (c) customary subordination provisions regarding shareholder and/or intra-group liabilities. (for the avoidance of doubt, (x) shareholder creditors will not be required but will, at their discretion, be permitted to accede to the Intercreditor Agreement in order to subordinate their claims; and (y) there will be no requirement to grant Liens over any shareholder liabilities in favor of the Secured Parties);

(xi) any Intercreditor Agreement shall include provisions such that if, for any reason, any of the Pari Passu Creditor Obligations remain unpaid after the date enforcement action is taken and the resulting losses are not borne by the Pari Passu Creditors in the proportions which their respective exposures at such enforcement date bore to the aggregate exposures of all of the Pari Passu Creditors at such enforcement date, the Pari Passu Creditors will make such payments among themselves as the security agent shall require to put the Pari Passu Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions. The Trustee will not be required to make payments if it has distributed amounts received to Holders of the Notes and did not have actual notice on the date of such distribution of the obligation to make such equalization payments;

(xii) if in relation to any request for a vote, action or decision to be taken by any group of Pari Passu Creditors as required under any Intercreditor Agreement (including, without limitation, for the purpose of constituting the Instructing Group as defined above), any Pari Passu Creditor within such respective class fails to vote in favor of or against such request, or fails to provide details of its relevant participation or liabilities owed to it to the security agent within 30 Business Days from the date on which notice of such request, action or decision was given to all the Pari Passu Creditors then eligible to vote thereon, then that Pari Passu Creditor’s participation and/or liabilities owed to it shall be deemed to be zero for the purpose of calculating the relevant total participations and/or liabilities when ascertaining whether any relevant percentage has been obtained to carry that vote or approve that action or decision;

(xiii) any Intercreditor Agreement shall permit, on customary terms, the refinancing of:

(a) any Pari Passu Creditor Obligations with other senior secured equal ranking debt and for such new indebtedness to be ranked equally with other Pari Passu Creditor Obligations (including sharing in the Shared Collateral), provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of (1) any Pari Passu Creditor Obligations that will remain following such refinancing and (2) any Super Senior Hedging Liabilities; and

(b) any Super Senior Hedging Liabilities with other senior secured equal ranking hedging liabilities and for such new indebtedness to be ranked senior to the Pari Passu Liabilities, provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of any Pari Passu Creditor Obligations;

(xiv) the Intercreditor Agreement will also allow for accession by creditors of future indebtedness of the Issuer and/or the Debtors (which is permitted by or not restricted under the Notes and terms of the Indenture as senior subordinated creditors ranking subordinated in respect of payment to Pari Passu Creditor Obligations and secured on certain of the Collateral on a second or lesser-ranking basis (the “Future Senior Subordinated Debt”) and provided that the establishment of such future indebtedness complies with agreed parameters (if any) for the relevant class of such future indebtedness. Any such future indebtedness that is subordinated to the Senior Secured Debt and complies with agreed parameters (if any) for the establishment of senior subordinated debt shall be “Future Senior Subordinated Debt” for the purposes of the Intercreditor Agreement. Holders of Future Senior Subordinated Debt are “Future Senior Subordinated Creditors”. There will, subject to the agreement of the Security Agent, be a single Security Agent appointed to act at all times on behalf of all Senior Secured Creditors and Future Senior Subordinated Creditors;

(xv) future Senior Subordinated Creditors will be subject to customary restrictions on enforcement (including customary standstill provisions and payment blocks) and customary provisions with regards to turnover, distressed disposal and value protection;

(xvi) any Intercreditor Agreement will contain the guarantees and indemnities, in each case in a form substantially identical to the form of the Note Guarantees contained in the Indenture, for the benefit of Secured Creditors under the Pari Passu Indebtedness and the Super Senior Hedging Liabilities and such debt shall not be permitted to have the benefit of any other guarantees or indemnities not otherwise granted for the benefit of the Holders;

(xvii) the Intercreditor Agreement will contain customary subordination provisions and restrictions relating to (x) the receivables owing from any member of the Group to any shareholder of the Issuer in respect of any existing or future loan (the “Shareholder Debt Liabilities”) made to the Issuer or any of its Restricted Subsidiaries (each a “Shareholder Subordinated Lender”) and such Shareholder Subordinated Lenders shall accede to the Intercreditor Agreement in respect of such Shareholder Debt Liabilities, and (y) certain members of the Group that lend to a Debtor (each an “Intragroup Lender”) that will accede to the Intercreditor Agreement with respect to the loans or indebtedness owing from such Debtor to such member of the Group in respect of intra-group loans (the “Intra-Group Liabilities”); and

(xviii) any Intercreditor Agreement shall be governed by the laws of England and Wales.

The Shared Collateral will only be released, and Liens will only be granted on the assets the subject of the Shared Collateral, to the extent permitted under (or not prohibited by) the Indenture, the documents governing the terms of the Pari Passu Indebtedness, the documents governing the terms of any Super Senior Hedging Liabilities and the documents governing the terms of the Future Senior Subordinated Debt, and the terms for release of the Shared Collateral will be substantially similar to the terms of the release of the Note Guarantees in the Indenture (including as to the release and retaking of any of the Shared Collateral in order to give effect to any future incurrence of Indebtedness or a refinancing of any Indebtedness that shares in the Shared Collateral).

Each Intercreditor Agreement will have an intercreditor agent or security agent who acts on behalf of all of the Super Senior Hedging Counterparties (if any), the Future Senior Subordinated Creditors (if any) and the Pari Passu Creditors, including the Holders of the Notes and the Trustee.

Any Intercreditor Agreement may contain provisions in addition to those described above to the extent necessary or desirable to enable the Issuer or any of its Restricted Subsidiaries to enter into and consummate corporate, financing and other transactions. Provided such provisions do not conflict with the Fundamental Intercreditor Rights described above, and provided that such Intercreditor Agreement contains such provisions as are customarily requested by note trustees when entering into intercreditor agreements on behalf of Holders of Notes, the Trustee shall enter into such Intercreditor Agreements on behalf of the Holders of Notes.

The Indenture will provide that, at the written direction of the Issuer and without the consent of the Holders of the Notes, the Trustee may from time to time enter into one or more amendments to any Intercreditor Agreement or deed to: (i) cure any ambiguity, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered by any Intercreditor Agreement in a manner not prohibited by the Indenture and in a manner substantially consistent with the ranking and terms of such Intercreditor Agreement; (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (iv) make any change necessary or desirable, in the good faith determination of the Board of Directors of the Issuer, in order to implement any transactions permitted under the caption “— Certain Covenants — Merger and Consolidation;” provided that such change does not adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes in any material respect; or (v) make any other such change thereto that does not in any material respect adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes. The Issuer shall not otherwise direct the Trustee to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted below under “— Amendments and Waiver” and shall not direct the Trustee to enter into any amendment to any Intercreditor Agreement which adversely affects the rights or immunities of the Trustee. In connection with such notices, the Trustee will be entitled to receive and rely absolutely upon an Officer’s Certificate and Opinion of Counsel.

Each Holder of a Note, by accepting such Note, will be deemed to have: (1) appointed and authorized the Trustee to give effect to such provisions; (2) authorized the Trustee to become a party to any future intercreditor arrangements described above; (3) agreed to be bound by such provisions and the provisions of any future intercreditor arrangements described above; and (4) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such provisions and the provisions of any future intercreditor arrangements described above. All references to the Trustee in this section “— Intercreditor Agreement” shall be deemed to include reference to the Security Agent as applicable.

In this section, “Enforcement Principles” shall include the following:

1.           Definitions:

“Competitive Sales Process” means any public auction or other competitive sale process conducted in accordance with the advice of a Third Party Adviser as selected by the Security Agent (it being acknowledged that the Security Agent shall have no obligation to select or engage any Third Party Adviser unless it shall have been indemnified and/or secured and/or prefunded to its satisfaction) with a view to obtaining the best price reasonably obtainable taking into account all relevant circumstances in which the relevant Secured Creditors are entitled to participate as prospective buyers and/or financiers (including as part of a consortium).

For the purposes of this definition, “entitled to participate” shall be interpreted to mean:

(i)        that any offer, or indication of a potential offer, that a holder of any Secured Liabilities makes shall be considered by those running the Competitive Sales Process against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder; and

(ii)       any holder of any Secured Liabilities that is considering making an offer in any Competitive Sales Process is provided with the same information, including any due diligence reports, and access to management that is being provided to any other bidder at the same stage of the process.

If, after having applied the same criteria referred to in paragraph (i) above, the offer or indication of a potential offer made by a holder of any Secured Liabilities is not considered by those running the Competitive Sales Process to be sufficient to continue in the sales process, such consideration being against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder (such continuation may include being invited to review additional information or being invited to have an opportunity to make a subsequent or revised offer, whether in another round of bidding or otherwise), then the right of a holder of any Secured Liabilities under any Intercreditor Agreement to so participate shall be deemed to be satisfied.

“Enforcement Objective” means maximising, to the extent consistent with a prompt and expeditious realisation of value and with the rights and obligations of the Security Agent under the Intercreditor Agreement, the value realised from Enforcement; and

“Fairness Opinion” means, in respect of any Enforcement, an opinion from a reputable, independent and internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in issuing such opinions (a “Third Party Adviser”) that the proceeds received or recovered in connection with that Enforcement are fair from a financial point of view taking into account all relevant circumstances.

2.           Any enforcement of transaction security shall be consistent with the Enforcement Objective, provided that the Security Agent shall have no obligation to postpone (or request the postponement of) any distressed disposal or liabilities sale in order to achieve a higher price.

3.          Without prejudice to the Enforcement Objective, the transaction security will be enforced and other action as to Enforcement will be taken such that either:

(a)       to the extent the relevant Instructing Group is the Majority Super Senior Hedging Counterparties, all proceeds of enforcement are received by the Security Agent in cash for distribution in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds; or

(b)       to the extent the relevant Instructing Group is the Majority Senior Secured Creditors either:

(i)        all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds; or

(ii)       sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds, all Super Senior Hedging Liabilities would be fully and finally discharged to the satisfaction of each Super Senior Hedging Counterparty.

4.           On:

(a)       a proposed Enforcement in relation to assets forming part of the Shared Collateral other than shares in a member of the Group over which transaction security exists, where the aggregate book value of such assets exceeds £5,000,000 (or its equivalent in any other currency or currencies); or

(b)       a proposed Enforcement in relation to Shared Collateral comprising some or all of the shares in a member of the Group over which transaction security exists,

which, in either case, is not being effected through a Competitive Sales Process, the Security Agent shall, if requested by the Majority Super Senior Hedging Counterparties or the Majority Senior Secured Creditors, appoint a Third Party Adviser to provide a Fairness Opinion in relation to that Enforcement, provided that the Security Agent shall not be required to appoint a Third Party Adviser nor obtain a Fairness Opinion if a proposed Enforcement:

(i)        is in accordance with any applicable law; and

(ii)       complies with section of the relevant Intercreditor Agreement governing distressed disposals.

5.           The Security Agent shall be under no obligation to appoint a Third Party Adviser or to seek the advice of a Third Party Adviser unless expressly required to do so by these Enforcement Principles or any other provision of the relevant Intercreditor Agreement.

6.           The Fairness Opinion (or any equivalent opinion obtained by the Security Agent in relation to any other Enforcement of the transaction security that such action is fair from a financial point of view after taking into account all relevant circumstances) will be conclusive evidence that the Enforcement Principles have been met.

7.           In the absence of written notice from a Secured Creditor or group of Secured Creditors, that such Secured Creditor(s) object to any enforcement of any transaction security on the grounds that such enforcement action does not aim to achieve the Enforcement Objective, the Security Agent is entitled to assume that such enforcement of any Transaction Security is in accordance with the Enforcement Objective.

8.           If the Security Agent is unable to obtain a Fairness Opinion after attempting to do so (and after considering making such modifications to the enforcement process as may be reasonably available and consistent with the Enforcement Principles to obtain such opinion) because such opinions are not generally available in the market in such circumstances it shall notify each Senior Creditor (or their agent, representative or trustee) and may proceed to enforce any transaction security without needing to demonstrate (by way of a Fairness Opinion or otherwise) that such enforcement is aiming to achieve the Enforcement Objective.

Release of Note Guarantees

A Note Guarantee shall be released and discharged, automatically, unconditionally and without further action on the part of the Security Agent or the Trustee:

(a)         (i) upon a sale, exchange, assignment, transfer, conveyance or other disposition (including by way of consolidation or merger) of any Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company as a result of which such Guarantor would no longer be a Restricted Subsidiary) or (ii) in connection with any sale, exchange, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, in each case, if the sale, exchange, assignment, transfer, conveyance or other disposition does not violate the provisions described in sub-paragraphs (i) and (ii) of the first paragraph under “— Covenants — Limitation on Sales of Assets” below and is otherwise in compliance with the Indenture;

(b)         upon the release of the Note Guarantee of Indebtedness that resulted in the creation of the relevant Note Guarantee under the covenant described below under “— Covenants — Future Guarantors” or “— Covenants — Guarantor Coverage” so long as no Event of Default would arise as a result and no other Indebtedness of the Issuer or any Guarantor at that time is Guaranteed by the relevant Guarantor;

(c)         upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in “— Legal Defeasance or Covenant Defeasance” and “— Satisfaction and Discharge”;

(d)         upon redemption of all the Notes;

(e)         if the Issuer designates a Guarantor as an Unrestricted Subsidiary as permitted under and in compliance with the Indenture;

(f)          in accordance with the provisions of any Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document;

(g)         as a result of a transaction permitted by the covenant described below under “— Covenants — Merger and Consolidation — Guarantors”; or

(h)         as provided for under “— Amendments and Waivers”.

No release and discharge of a Note Guarantee pursuant to clauses (b) and (e) above shall be effective (i) if a Default or an Event of Default has occurred and is continuing under the Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Issuer shall have delivered to the Trustee (x) an Officer’s Certificate and (y) Opinion of Counsel, each stating that all conditions precedent set forth in the Indenture have been fulfilled and that such release and discharge is authorized and permitted pursuant to the Indenture. The Trustee shall be entitled to accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of such conditions precedent, in which event it shall be conclusive and binding on the Holders.

Upon any occurrence giving rise to a release of a Note Guarantee, as specified above, the Trustee, subject to receipt of certain documents from the Issuer or a Guarantor, will take all action and execute any documents, including the granting of releases or waivers under any Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by the Issuer in order to evidence such release, discharge and termination in respect of any Note Guarantee to be released as described above. None of the Issuer nor any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination. Each of the releases and amendments set forth above shall be effected by the Trustee without any consent of the holders or any action on the part of the Trustee unless such action is required to effect a release.

Restricted Subsidiaries

As of the Issue Date, all of the Subsidiaries of the Issuer will be “Restricted Subsidiaries”. However, under the circumstances described below under “— Covenants — Restricted and Unrestricted Subsidiaries”, the Issuer will be permitted to designate Restricted Subsidiaries as “Unrestricted Subsidiaries”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Paying Agent, Registrar and Transfer Agent

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes. The initial Paying Agent will be U.S. Bank Trust Company, National Association.

The Issuer will also maintain one or more registrars (each a “Registrar”) and one or more transfer agents (each a “Transfer Agent”). The initial Registrar will be U.S. Bank Trust Company, National Association, and the initial Transfer Agent will be U.S. Bank Trust Company, National Association. No service charge will be made for any registration of a transfer, exchange or redemption of the Notes but, in certain circumstances, the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration or transfer or exchange.

Upon written notice to the Trustee, the Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the holders of the Notes. For so long as the Notes are listed on the Official List of The International Stock Exchange (the “Exchange”) and the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, the Issuer will notify the Authority of any change of the Paying Agent, the Registrar or the Transfer Agent.

In addition, the Issuer or any of its Subsidiaries may act as paying agent in connection with the Notes, provided, however in no event may the Issuer act as Paying Agent or appoint a Paying Agent in any jurisdiction where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes. The Issuer will make payments on the Global Notes to the Paying Agent for further credit to DTC which will in turn, distribute such payments in accordance with their applicable procedures. The Issuer will make all payments in same-day funds.

Payment of Additional Amounts

All payments by or on behalf of the Issuer or, pursuant to the terms of the relevant Note Guarantee, any present or future Guarantor or any successor of any of the foregoing (each a “Payor”) under or with respect to the Notes or any Note Guarantee shall be made free and clear of and without withholding or deduction for or on account of any Taxes, unless the deduction or withholding of such Taxes is required by law. If any withholding or deduction for, or on account of, any Taxes imposed by or on behalf of or levied within (i) the United Kingdom or any political subdivision or taxing authority thereof or therein, (ii) any jurisdiction from or through which payment on the Notes or a Note Guarantee is made for or on behalf of a Payor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein, (iii) any other jurisdiction in which a Payor is organized or otherwise considered to be resident or has a permanent establishment for tax purposes or (iv) any province, municipality or other political subdivision or taxing authority in or of any such jurisdiction under foregoing (i) through (iii) (any such jurisdiction under foregoing (i) through (iv) a “Relevant Tax Jurisdiction”), will at any time be required by law to be made from any payments including, without limitation, payments of, or in respect of, principal, redemption or repurchase price, premium or interest made by or on behalf of the Issuer or any Guarantor under or with respect to the Notes or any Note Guarantee, the relevant Payor shall pay (together with such payment) such additional amounts as may be necessary in order that the net amounts received by the holders of the Notes after such withholding or deduction (including any deduction or withholding from such additional amounts) shall equal the respective amounts that would have been receivable in respect of the relevant Notes, in the absence of such deduction or withholding (the aggregate of such additional amounts, “Additional Amounts”), except that no such Additional Amounts shall be payable with respect to:

(a)          any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the Holder or beneficial owner of a Note (or a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) having, or having had, some personal or business connection with the Relevant Tax Jurisdiction (other than the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Note Guarantee, or the receipt of any payments in respect of such Note or Note Guarantee);

(b)           any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to the Notes or any Note Guarantee;

(c)           any Taxes imposed on a payment on a Note presented for payment (where presentation is required for payment) by or on behalf of a Holder who would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent;

(d)          any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(e)          any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the failure of the Holder, following the written request of the Payor, the Paying Agent, or any other person acting as an agent for any Payor or the Paying Agent addressed to the Holder (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request, and in all events, at least 60 days before any such withholding or deduction would be required), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(f)           any Taxes, to the extent such Taxes are withheld, deducted or imposed under section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, as of the Issue Date (and any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), including any current or future Treasury regulations or other official interpretations thereunder or any law or regulation implementing an intergovernmental agreement between a non-U.S. government and the United States with respect to the foregoing;

(g)          any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last of day of such 30 day period);

(h)          any Taxes, to the extent such Taxes are withheld, deducted or imposed on or with respect to any payments under, or with respect to, the Notes or under or with respect to any Note Guarantee by reason of the Holder being, or having been a fiduciary or partnership or any person other than the sole beneficial owner of any such payments to the extent that such Taxes would not have been imposed or required to be withheld or deducted on such payments had the beneficial owner of the applicable Notes been the holder of such Note; or

(i)           any combination of items (a) through (h) above.

In cases where the deduction or withholding of Taxes on or with respect to any payments under or with respect to the Notes or with respect to any Note Guarantee is required by law to be made by a Payor, the Payor will (i) make any required withholding or deduction and (ii) timely remit the full amount deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes and will furnish to a Holder such certified copies of tax receipts as soon as reasonably practical.

Additional Amounts may be paid by the Issuer in the form of (i) with respect to PIK interest, Additional Notes and (ii) in other cases, cash. If the Payor becomes aware that it will be obligated to pay Additional Amounts with respect to such payment, at least 30 days prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable (unless such obligation to pay Additional Amounts arises after the 45th day prior to such date, in which case it must be delivered promptly thereafter), the Payor will deliver to the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amounts estimated to be payable and shall deliver a notice to the relevant Holders of the payment of such Additional Amounts in accordance with the procedures set forth in “— Notices” on the payment date.

The Payor will pay any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies imposed by a Relevant Tax Jurisdiction (including penalties and interest related thereto and any other reasonable expenses with respect thereto) which arise from or in connection with the execution, delivery, issuance or registration of the Notes or any Note Guarantee or any other document or instrument in relation thereto (other than a transfer of the Notes after the Issue Date), or the receipt of any payments with respect to, or enforcement of, the Notes or any Note Guarantee (limited, in the case of any such taxes, charges or levies that arise from the receipt of any payments with respect to the Notes, to any such taxes, charges or levies that are not excluded under items (a) and (c) through (h) of the first paragraph of this covenant), and the Payor agrees to indemnify the Holders for any such taxes, charges or levies paid by such Holders.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment or non-payment of principal, premium or interest, if any, or any other amount payable under or with respect to any Note or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligation will survive any termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor to a Payor is incorporated, organized or otherwise considered to be resident or conducts business for tax purposes or any jurisdiction from or through which any payment on the Notes or any Note Guarantee is made by or on behalf of the Payor and any political subdivision or taxing authority or agency thereof or therein.

Currency Indemnity

The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer or any Guarantors under or in connection with the Notes. Any amount received or recovered in a currency other than the U.S. dollar (each, a “Required Currency”), which is made to or for the account of any Holder in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or a Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under the Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency which such Holder, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder, as the case may be, the Issuer shall indemnify and hold harmless the Holder, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the Indenture and shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Optional Redemption

Except as set forth below and except pursuant to “— Optional Redemption upon Certain Tender Offers” and “— Early Redemption for Taxation Reasons”, the Notes will not be redeemable at the Issuer’s option.

At any time prior to November 15, 2025, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of Notes (including the original principal amount of any Additional Notes and PIK Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the applicable redemption date (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date); provided, however, that:

(i)          at least 60% of the original principal amount of the Notes (including the original principal amount of any Additional Notes) remains outstanding after each such redemption; and

(ii)         the redemption occurs within 90 days after the closing of such Equity Offering upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee.

At any time prior to November 15, 2025, the Issuer may on any one or more occasions redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium and accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to but excluding the applicable redemption date (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date).

At any time on or after November 15, 2025, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date:

2025	104.000%
2026	102.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If the due date for any redemption payment in respect of a Note is not a Business Day, payment shall be made on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

Optional Redemption upon Certain Tender Offers

In connection with any tender for, or other offer to purchase, any Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes of such series validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of Notes of such series shall be deemed to have consented to such tender offer or other offer and, accordingly, the Issuer or such third party will have the right, upon not less than 10 and not more than 60 days’ prior written notice to the Holders and the Trustee following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase at a price equal to the price (excluding any early tender premium or similar payment) paid to each other Holder of Notes in such tender offer or other offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest (including PIK Interest, if any) thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not withdrawn their Notes in a tender for or other offer to purchase any Notes, Notes owned by an affiliate of the Issuer or by funds controlled or managed by any affiliate of the Issuer shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

Early Redemption for Taxation Reasons

If (i) any Payor becomes obligated to pay Additional Amounts on any Notes as set forth under “— Payment of Additional Amounts” above, (ii) such obligation cannot be avoided by the taking of reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable) and (iii) the requirement arises as a result of:

(a)          any change in or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the Relevant Tax Jurisdiction, affecting taxation, which change or amendment has not been publicly announced as formally proposed before, and which becomes effective on or after, the Issue Date or, if a Relevant Tax Jurisdiction has changed since the Issue Date, the date on which such Relevant Tax Jurisdiction became an applicable Relevant Tax Jurisdiction pursuant to the Indenture (the “Relevant Tax Jurisdiction Date”); or

(b)          any change in, or amendment to, the existing published official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before, and becomes effective on or after, the Relevant Tax Jurisdiction Date (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), such Notes may be redeemed, in whole but not in part, at the option of the Issuer, upon the Issuer providing not less than 10 days’ nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the outstanding principal amount thereof together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) and Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of applicable Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof).

Prior to giving any notice of redemption pursuant to this provision, the Issuer shall deliver to the Trustee (i) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (ii) an Opinion of Counsel qualified under the laws of the Relevant Tax Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts on the Notes as a result of a Change in Tax Law. The Trustee shall be entitled to accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of such conditions precedent, in which event it shall be conclusive and binding on the applicable Holders.

No notice of redemption pursuant to this provision may be given (i) earlier than 60 days prior to the earliest date on which the Payor would be obligated to pay such Additional Amounts were a payment in respect of any Notes then due, or (ii) if at the time such notice is given, such obligation to pay (at the time of the related payment) such Additional Amounts does not remain in effect.

The foregoing provisions will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

Notices

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange or depository requirements (it being agreed that the Trustee shall have no obligation to monitor such requirements). The Trustee will not be liable for any selections made by it in accordance with this paragraph.

For so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer shall publish notice of redemption in accordance with the prevailing rules of the Authority and in addition to such publication, not less than 10 nor more than 60 days prior to the redemption date (except as permitted below), mail such notice to Holders of the Notes by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar with a copy to the Trustee and the Paying Agent. In the case of Global Notes, such notice of redemption may also be sent in accordance with the rules and procedures of DTC. On and after the redemption date, interest ceases to accrue on the Notes or the part of the Notes called for redemption upon payment thereof.

If any Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption.

Except as otherwise required under the Indenture, the Issuer may elect to redeem or repurchase one or more series of Notes or a portion of a series of Notes without redeeming any other series of Notes.

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable laws, as long as such transaction does not otherwise violate the Indenture.

Any redemption of the Notes (including with the proceeds from an Equity Offering) may, in the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition and may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including in connection with any delay which causes the redemption date to be more than 60 days after the date on which such notice is first given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. Notwithstanding anything else in the Indenture or the Notes to the contrary, redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders upon a Change of Control

If a Change of Control occurs, each Holder shall have the right to require the Issuer to repurchase all or any part (equal to US$1,000 or an integral multiple of US$1 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the applicable purchase date (the “Change of Control Purchase Price”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

No later than 30 days following any Change of Control, the Issuer shall give written notice in accordance with the procedures set forth in “— Notices” below, with a copy to the Trustee, stating:

(a)           that a Change of Control has occurred or may occur and that each Holder has the right to require the Issuer to purchase such Holder’s Notes at the Change of Control Purchase Price (the “Change of Control Payment”);

(b)           the repurchase date (the repurchase date so stated the “Change of Control Payment Date”), which date shall be no earlier than 10 days nor later than 60 days from the date such notice is given;

(c)           the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased;

(d)           that, if such notice is given prior to the occurrence of a Change of Control, the Change of Control Offer is conditional on the occurrence of such Change of Control;

(e)           the circumstances and relevant facts regarding such Change of Control;

(f)            that any Note accepted for Change of Control Payment will cease to accrue interest after the Change of Control Payment Date unless the Change of Control Purchase Price is not paid; and

(g)           that any Note (or part thereof) not tendered will continue to accrue interest (the offer so being made the “Change of Control Offer”).

The Issuer shall not be required to make the Change of Control Offer upon a Change of Control if (i) a third party makes an offer in a manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described above under “— Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

For so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer will notify the Authority of any Change of Control Offer.

The definitions of “Change of Control” and “Permitted Holder” expressly permit a third party to obtain control of the Issuer in certain circumstances without any obligation to make a Change of Control Offer. Except as otherwise set forth under this heading “— Repurchase at the Option of Holders upon a Change of Control”, the Indenture will not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction that may adversely affect the Holders if such transaction does not constitute a Change of Control. The Change of Control provisions described under this heading “— Repurchase at the Option of Holders upon a Change of Control” may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions.

The Issuer will comply with the requirements of any applicable securities laws or regulations in connection with the repurchase of Notes. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of the conflict.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuer to make an offer to repurchase the Notes as described above.

Future debt of the Issuer or its Subsidiaries may prohibit the Issuer from purchasing Notes in the event of a Change of Control or provide that a Change of Control is a default under the instruments governing such debt or may require repurchase of such debt upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under, or require a repurchase of, other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuer.

Finally, the Issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Issuer’s then existing financial resources. If a Change of Control Offer is made, there can be no assurance that the Issuer will have sufficient funds or other resources to pay the Change of Control Payment for all the Notes that might be delivered by Holders thereof seeking to accept the Change of Control Offer. See “Risk Factors — Risks Related to the Transactions — If the Transactions are not completed, we may not have sufficient cash to repay amounts due under the Convertible Notes at their maturity in 2027 or upon a Fundamental Change (as defined in the 2022 Indenture). If the Transactions are completed, we may not have sufficient cash to repay amounts due under the New Notes at their maturity or upon a Change of Control (as defined in the New Notes Indenture)”.

Covenants

Limitation on Indebtedness

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving pro forma effect thereto (including pro forma application of the proceeds thereof) (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) to the extent such Indebtedness is purported to be secured by a Lien, the Consolidated Secured Net Debt Ratio of the Issuer and its Restricted Subsidiaries would be no greater than 3.00 to 1.00.

The foregoing paragraph shall not prohibit the Incurrence of the following Indebtedness:

(i)           [reserved];

(ii)          Indebtedness of the Issuer or any Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that

(A)         if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor (except in respect of intercompany liabilities Incurred in the ordinary course of business in connection with cash pooling or cash management or tax positions of the Issuer and its Restricted Subsidiaries), such Indebtedness must be unsecured and to the extent legally permitted (the Issuer and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness) expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Issuer, or the relevant Note Guarantee, in the case of a Guarantor; and

(B)         (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary; and (y) any sale or other transfer of any such Indebtedness to a Person that is neither the Issuer nor a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ii);

(iii)         any Refinancing Indebtedness Incurred to refinance, refund, renew or replace any Indebtedness Incurred pursuant to the first paragraph of this covenant “— Limitation on Indebtedness” or clause (iv), (v), (ix) and (xvi) or this clause (iii) (including without limitation Capitalized Lease Obligations constituting Refinancing Indebtedness related to one or more transporter vehicles or facilities which refinances, refunds, renews or replaces Indebtedness related to one or more different transporter vehicles or assets, including new Capitalized Lease Obligations related to transporter vehicles or facilities replacing existing transporter vehicles or facilities);

(iv)         Indebtedness outstanding on the Issue Date after giving effect to the relevant transactions described under “Summary — The Transactions”, other than the Notes and Note Guarantees issued on the Issue Date and for the avoidance of doubt, including the Capitalized Lease Obligation related to the Throckmorton facility even if such lease is entered into after the Issue Date;

(v)          Indebtedness Incurred by the Issuer and the Guarantors represented by (i) the Notes to be issued on the Issue Date and the Note Guarantees in respect of these Notes, (ii) an unlimited principal amount of PIK Interest issued from time to time in payment of accrued interest or Additional Amounts on the Notes (either in the form of an issuance of PIK Notes or by increasing the amount of principal on any Note) but not including any Additional Notes other than PIK Notes issued with respect to Additional Notes otherwise permitted to be Incurred hereunder, and (iii) any “parallel debt” obligations under any Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents;

(vi)         Indebtedness under Hedging Obligations of the Issuer or any of its Restricted Subsidiaries that is Incurred in the ordinary course of business and not for speculative purposes not to exceed the greater of (x) £5 million and (y) 1% of Consolidated Total Assets at any time outstanding;

(vii)        Indebtedness Incurred under a Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant “— Limitation on Indebtedness”; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(viii)       Indebtedness Incurred after the Issue Date in respect of workers’ compensation claims, early retirement obligations, self-insurance obligations, or social security or wage taxes in the ordinary course of business;

(ix)         Indebtedness of the Issuer or any Guarantor represented by (a) Capitalized Lease Obligations, Purchase Money Obligations or other Indebtedness Incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property or other assets (including Capital Stock), in each case Incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense, rental payments or cost of design, installation, construction or improvement of property used in the business of the Issuer or such Guarantor in an aggregate principal amount pursuant to this clause (ix)(a), including any Refinancing Indebtedness that refinances, refunds, renews or replaces such Indebtedness, not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at any time outstanding; provided that the principal amount of any Indebtedness permitted under this clause (ix)(a) did not in each case at the time of Incurrence exceed the Fair Market Value of the acquired or constructed asset or improvement so financed and (b) represented by the sale and leaseback transaction with Geenhous Limited related to the Issuer’s Cold Meece freehold property;

(x)          [reserved];

(xi)         Indebtedness of the Issuer or its Restricted Subsidiaries in respect of (a) letters of credit, surety, performance, indemnity or appeal bonds, completion guarantees, judgment, appeal, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, (b) the financing of insurance premiums in the ordinary course of business, (c) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business provided that such amount is reimbursed within 30 days following such drawing, (d) inventory financing or any guarantees thereof, (e) customer deposits and advance payments received in the ordinary course of business from customers, (f) letters of credit, bankers’ acceptances, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (g) any customary treasury, depositary, cash management, cash pooling or netting or setting-off arrangements, automatic clearinghouse arrangements, overdraft protections, credit or debit card, electronic funds transfer, or other similar arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(xii)        Indebtedness Incurred in any Qualified Securitization Financing;

(xiii)       [reserved];

(xiv)       [reserved];

(xv)        [reserved];

(xvi)       Indebtedness incurred under any Floor Plan Facility;

(xvii)      [reserved];

(xviii)      Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance rights, in each case in accordance with the Indenture; and

(xix)       Indebtedness arising from agreements providing for indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price, guarantees or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds, actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition.

For purposes of determining compliance with this “— Limitation on Indebtedness” covenant:

(i)           in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the foregoing first paragraph of this covenant “— Limitation on Indebtedness” and clauses (ii) through (xix) of the second paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to include the amount and type of such Indebtedness in one or more of the foregoing clauses (ii) through (xix) of the second paragraph of this covenant or pursuant to the first paragraph of this covenant (including in part in one such provision and in part in one or more of such provisions);

(ii)          with respect to Indebtedness Incurred to refinance Indebtedness Incurred in reliance on a clause of this covenant “— Limitation on Indebtedness” measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, if such refinancing would cause the relevant percentage restriction to be exceeded if calculated based on the relevant percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall be deemed not to be exceeded, as long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs, fees and other expenses in connection with such refinancing;

(iii)         with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to be repaid periodically shall only be deemed for the purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;

(iv)         for the purposes of determining Consolidated Total Assets under this covenant “— Limitation on Indebtedness”, Consolidated Total Assets shall be measured at the option of the Issuer on the most recent date on which new commitments are obtained or on the date on which new Indebtedness is Incurred;

(v)          in the event Indebtedness relates to Guarantees of Indebtedness permitted by this covenant, such Guarantees shall not be treated as an additional Incurrence of Indebtedness;

(vi)         if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (ix) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(vii)        the principal amount of any Disqualified Stock of the Issuer or a Guarantor, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)       the amount of any Indebtedness outstanding as of any date will be:

(A)        the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)         in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(x)    the Fair Market Value of such assets at the date of determination; and

(y)    the amount of the Indebtedness of the other Person;

(ix)          for purposes of determining compliance with any GBP-denominated restriction on the Incurrence of Indebtedness, the GBP Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving Credit Facility; provided that:

(A)          the GBP Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date; and

(B)           if for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in GBP will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the GBP Equivalent of such amount plus the GBP Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement;

(x)           the principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being refinanced will be the GBP Equivalent of the Indebtedness refinanced determined as of the date such Indebtedness was originally Incurred, except that to the extent that:

(A)          such GBP Equivalent was determined based on an agreement intended to protect against fluctuations in currency exchange rates, in which case the Refinancing Indebtedness will be determined in accordance with sub-clause (B) of clause (ix) above; and

(B)          the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the GBP Equivalent of such excess will be determined on the date such Refinancing Indebtedness is being Incurred;

(xi)          as of any relevant date, the exchange rates used in relation to an item of Indebtedness may be, at the election of the Issuer (A), the weighted average exchange rates for that period, (B) the exchange rate used in the relevant financial statements as of the last day of such period, or (C) the exchange rate as in effect on the date that Indebtedness was incurred or deemed to be incurred; provided that, where applicable and at the election of the Issuer, any amount of Indebtedness will be stated so as to take into account the hedging effects of any currency hedging entered into in respect of or by reference to that Indebtedness;

(xii)         when calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Issuer, be the date the definitive agreements or actions for such Limited Condition Acquisition are entered into or taken, and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Fixed Charge Coverage Ratio or Consolidated Secured Net Debt Ratio, as applicable,after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (1) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in the Consolidated EBITDA of the Issuer or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (2) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement or action, any such transactions (including any Incurrence of Indebtedness and the use of proceeds therefrom) shall be deemed to have occurred on the date the definitive agreements or action are entered or taken and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement or action and before the consummation of such Limited Condition Acquisition; and

(xiii)        accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, including a change in IFRS itself or a change from IFRS to a different set of accounting principles, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make a Restricted Payment if at the time of such Restricted Payment:

(i)          a Default or Event of Default shall have occurred and be continuing (or would result from such Restricted Payment);

(ii)         the Issuer is not able to Incur an additional £1.00 of Indebtedness pursuant to clause (i)(x) of the first paragraph described under “— Covenants — Limitation on Indebtedness”, after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)          the aggregate amount of such Restricted Payment and all other Restricted Payments (other than pursuant to (ii), (iii), (v), (vii), (viii), (x) and (xiii)) described under the second paragraph of this “— Limitation on Restricted Payments” covenant made subsequent to the Issue Date, would exceed the sum of:

(A)        [reserved];

(B)          100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) any Parent Debt Contributions) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Issuer) excluding in any event Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under “— Optional Redemption”; plus

(C)          to the extent that any Restricted Investment that was made after the Issue Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid (whether through repurchases, redemptions, repayments of principal, interest payments, dividends, distributions, returns of capital or other transfer of assets), 100% of the aggregate amount received in cash and the Fair Market Value of the property, assets or marketable securities received by the Issuer or any Restricted Subsidiary, (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary, or (c) in the case of a Guarantee made by the Issuer or any Restricted Subsidiary, that is fully and unconditionally released, an amount equal to the amount of such Guarantee to the extent such Guarantee reduced the capacity to make Restricted Payment pursuant to this clause (iii); plus

(D)         to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is re-designated as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property and assets received by the Issuer or Restricted Subsidiary or the Issuer’s Restricted Investment in such Subsidiary as of the date of such re-designation, merger, consolidation or transfer of assets, to the extent such investments reduced the restricted payments capacity under this clause (iii) and were not previously repaid or otherwise reduced; plus

(E)          100% of any cash dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

(F)          100% of the Net Cash Proceeds and the Fair Market Value of property or assets or marketable securities received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than issuance or sale to the Issuer or any Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock) or Subordinated Shareholder Debt (other than Parent Debt Contributions) pursuant to provisions of such Indebtedness which existed at the time of its issuance (plus the amount of any cash, and the Fair Market Value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary less the amount of any cash, and the Fair Market Value of property or assets or marketable securities, distributed by the Issuer or any Restricted Subsidiary, in each case upon such conversion or exchange).

The provisions of the preceding paragraph shall not prohibit:

(i)           the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of the preceding paragraph and such payment shall have been deemed to have been paid on such date of declaration; or any redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of the Indenture;

(ii)          any Restricted Payment made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock or Subordinated Indebtedness of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale is financed with loans or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Debt or a substantially concurrent contribution to the equity of the Issuer (other than by a Subsidiary of the Issuer and other than Parent Debt Contributions); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “— Optional Redemption” provisions of the Indenture;

(iii)         the purchase, redemption or other acquisition for value of Capital Stock in connection with the obligations under employee or management stock option agreements or other agreements to compensate management or employees or pursuant to any equity incentive plan or program or upon the termination of any employee, officer or director; provided that such redemptions or repurchases pursuant to this clause will not exceed £1 million in the aggregate during any calendar year with any unused amounts in any calendar year being carried over to the immediately following calendar year but not any subsequent calendar years; provided that any such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to members of management, directors or employees of the Issuer or any of its Subsidiaries that occurred after the Issue Date, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments, plus (B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made in previous calendar years pursuant to the immediately preceding clauses (A) and (B);

(iv)         the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”;

(v)          payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director or officer of the Issuer or any Restricted Subsidiary, and purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(vi)         dividends or other distributions in amounts required and used for a direct or indirect parent of the Issuer to pay interest on Indebtedness the proceeds of which have been contributed as a Parent Debt Contribution to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “— Limitation on Indebtedness”; provided that any amounts payable (a) as interest on any proceeds loan or other Indebtedness of the Issuer or any Restricted Subsidiary pursuant to which the Parent Debt Contribution was made, or (b) on any Guarantee or other obligation of the Issuer or any Restricted Subsidiary on such Indebtedness will, in each case, reduce the amount available for making Restricted Payments under this clause (vi);

(vii)        the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described under “— Limitation on Indebtedness”;

(viii)       payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants, (y) the conversion or exchange of Capital Stock of any such Person or (z) the consummation of any reverse stock split;

(ix)         [reserved];

(x)           distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets, or Vehicle Assets and purchases of Securitization Assets or Vehicle Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Floor Plan Facility;

(xi)        [reserved];

(xii)       [reserved];

(xiii)        so long as no Default has occurred and is continuing (or would result therefrom), other Restricted Payments in an amount not to exceed the greater of (x) £5 million and (y) 1% of Consolidated Total Assets from the Issue Date;

(xiv)       dividends, loans, advances or distributions to any Holding Company or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(A)         the amounts reasonably expected to be required (as determined in good faith by the Issuer’s Board of Directors) for any Holding Company to pay any Holding Company Expenses or any Related Taxes; or

(B)          amounts constituting or to be used for purposes of making payments (x) of fees and expenses incurred, or payments made, in connection with the Transactions or (y) to the extent specified in clauses (i) and (v) of the second paragraph under “— Limitation on Affiliate Transactions”;

(xv)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary (a) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to “— Repurchase at the Option of Holders upon a Change of Control” or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to “— Limitation on Sales of Assets”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer or (c) from Net Available Cash to the extent permitted under “— Limitation on Sales of Assets” hereunder, but only if the Issuer first complied with “— Limitation on Sales of Assets” and purchased all Notes tendered pursuant to any offer to repurchase all of the Notes required thereby prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or preferred stock;

(xvi)       [reserved];

(xvii)      payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action pursuant to or in connection with a consolidation, merger, or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole); and

(xviii)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of preferred stock of the Issuer or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of preferred stock of the Issuer or a Restricted Subsidiary (in each case, other than Disqualified Stock), as the case may be, that, in each case, is permitted to be incurred pursuant to the provisions under “— Limitation on Indebtedness” above.

Limitation on Liens

The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume, or permit to subsist any Lien or other security interest upon any of their or any of the Restricted Subsidiaries’ present or future property or assets, or assign or otherwise convey any right to receive income or profits therefrom, to secure any Indebtedness (including any guarantees or indemnities in respect thereof) (such Lien, the “Initial Lien”) except (a) in the case of any property or asset that does not constitute Collateral, (i) Permitted Liens and (ii) Liens that are not Permitted Liens if, contemporaneously with the incurrence of such Initial Lien, the Notes and the obligations under the Indenture (or a Note Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with, or in the case of Liens with respect to Subordinated Indebtedness, with priority to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured and (b) in the case of any property or asset constituting Collateral, Permitted Collateral Liens.

Any such Lien created in favor of the Notes pursuant to sub-clause (a)(ii) of the preceding paragraph will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates to the extent it does not also secure the relevant Indebtedness at such time and (ii) otherwise as set forth under “— Security; Release of Collateral.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increase in the value of property securing Indebtedness.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(b)           make any loans or advances to the Issuer or any Restricted Subsidiary; or

 (c)          sell, transfer or lease any of its property or assets to the Issuer or any Restricted Subsidiary.

The foregoing paragraph shall not prohibit:

(i)            any encumbrance or restriction pursuant to the Indenture, the Security Documents or any Intercreditor Agreement or any other agreement in effect or entered into on the Issue Date;

(ii)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Issuer or was acquired by the Issuer or in contemplation of the transaction) and outstanding on such date;

(iii)          any agreement or instrument (a “Refinancing Agreement”) effecting Refinancing Indebtedness or Disqualified Stock incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument or obligation in effect or entered into on the Issue Date (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the holders of the Notes taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Board of Directors or an Officer of the Issuer) and either (x) the Issuer determines that such encumbrances and restrictions will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(iv)          any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(v)           in the case of clause (c) of the first paragraph of this “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” covenant, any encumbrance or restriction:

(A)          that restricts in a customary manner the assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment of transfer of any such lease, license or other contract entered into in the ordinary course of business;

(B)          contained in mortgages, pledges or other security agreements permitted under and in compliance with the Indenture to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)          pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(vi)         encumbrances or restrictions arising or existing by reason of applicable law (including, but not limited to, any capital maintenance or similar corporate law restrictions applicable to such Restricted Subsidiary the breach of which would, as determined in good faith by the Board of Directors or an Officer of the Issuer or relevant Restricted Subsidiary, result in any civil or criminal liability of any directors or officers of the relevant Restricted Subsidiary) or any applicable rule, regulation or order or governmental license, permit or concession;

(vii)        restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts (not evidencing or relating to Indebtedness) entered into in the ordinary course of business;

(viii)       Liens or other security interests permitted to be created, to be assumed or to subsist under the provisions of the “— Limitation on Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Lien or other security interest;

(ix)         encumbrances or restrictions contained in any agreement relating to, or pertaining to, Hedging Obligations;

(x)           customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with a Restricted Investment), entered into with the approval of the Issuer’s Board of Directors or an Officer of the Issuer which limitation is applicable only to the assets or property that are the subject of such agreements;

(xi)          encumbrance or restriction effected in connection with (A) a Qualified Securitization Financing that, in the good faith determination of the Issuer, are customary in connection with or necessary to effect such Qualified Securitization Financing or (B) a Floor Plan Facility that, in the good faith determination of the Issuer, are customary in connection with or necessary to enter into such Floor Plan Facility or would not have an adverse effect on the ability of the Issuer to make principal and interest payments on the Notes as they come due;

(xii)         encumbrances or restrictions on the assets of or ownership interests in a joint venture, in each case contained in the terms of the agreement or agreements governing such joint venture; provided, however, that any such encumbrance or restriction (i) is customary in joint venture agreements, (ii) is not less favorable to the Issuer or any Restricted Subsidiary than to any other joint venturer and (iii) will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors or an Officer of the Issuer, at the time of entering into such agreement or agreements (and at the time of any modification of the terms of any such encumbrance or restriction);

(xiii)        any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions on the property so acquired; and

(xiv)       any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness Incurred by the Issuer or any Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the “— Limitation on Indebtedness” covenant if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than (i) the encumbrances and restrictions contained in the Indenture, any Intercreditor Agreement and the Security Documents, in each case, as in effect on the Issue Date or (ii) as is customary in comparable financings (as determined in good faith by the Board of Directors or an Officer of the Issuer) and where, in the case of this clause (ii), either (x) the Issuer determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (y) the Issuer determines that such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness.

The priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares will not be deemed to be an encumbrance or restriction hereunder. In addition, the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute an encumbrance or restriction hereunder

Limitation on Sales of Assets

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)           the Issuer or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or an Officer of the Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(ii)          in any such Asset Disposition, at least 75% of the consideration is in the form of cash or Cash Equivalents. For purposes of this “— Limitation on Sales of Assets” covenant, each of the following shall be deemed cash:

(A)         any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Disqualified Stock and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to any agreement that releases the Issuer or the relevant Restricted Subsidiary from or indemnifies against further liability;

(B)          any securities, notes or other obligations received by the Issuer or a Restricted Subsidiary from such transferee that are converted by the Issuer or the relevant Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Disposition, to the extent of the cash or Cash Equivalents received in that conversion;

(C)          any Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Disposition;

(D)         consideration consisting of Pari Passu Indebtedness of the Issuer or any Restricted Subsidiary received from Persons who are not the Issuer or any Restricted Subsidiary; and

(E)          any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received and designated pursuant to this clause (E) that is at any one time outstanding, not to exceed the greater of (x) £15 million and (y) 3% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(iii)          with respect to Asset Dispositions related to transporter vehicles, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or the relevant Restricted Subsidiary, as the case may be:

(A)         to the extent the Issuer elects, to prepay, repay or purchase (w) Indebtedness that is secured by a Permitted Collateral Lien that ranks equal to or in priority to any Lien on such assets securing the Notes and the Note Guarantees and is pari passu in right of payment with the Notes and the Note Guarantees, (x) any Notes, plus accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to the date of such prepayment, repayment, purchase or redemption, pursuant to open market purchases, an optional redemption in accordance with the terms of the Indenture, or an Asset Disposition Offer, (y) Indebtedness which is secured by a Lien (other than a Permitted Collateral Lien) on the asset which is the subject of the Asset Sale or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Issuer or an Affiliate of the Issuer), in each case, within 365 days from the date of the receipt of such Net Available Cash;

(B)          to invest in Additional Assets within 365 days from the date of receipt of such Net Available Cash or pursuant to binding arrangements in place within such 365 day period; provided that such binding arrangement is completed within 180 days of such 365 day period;

(C)          to make a capital expenditure within 365 days from the date of receipt of such Net Available Cash or pursuant to binding arrangements in place within such 365-day period; provided that such binding arrangement is completed within 180 days of such 365-day period; or

(D)         to make an offer to the Holders and any other Pari Passu Indebtedness (to the extent the terms of such Pari Passu Indebtedness so require) on a pro rata basis to purchase the Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase and such Pari Passu Indebtedness pursuant to and subject to the Indenture (a “Transporter Vehicle Asset Disposition Offer”).

(iv)         with respect to Asset Dispositions related to any assets other than transporter vehicles (a “Non-Transporter Vehicle Asset Disposition Offer” and together with a Transporter Vehicle Asset Disposition Offer, the “Asset Disposition Offers” and each, an “Asset Disposition Offer”), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or the relevant Restricted Subsidiary, as the case may be, to make an offer within 10 business days from the date of receipt of the Net Available Cash to (A) purchase the Notes at a purchase price equal to (x) prior to November 15, 2025, 100% of the principal amount of the Notes plus the Applicable Premium and accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date); and (y) on or after November 15, 2025, at the price (expressed as a percentage of principal amount) set forth in the fourth paragraph under the caption “— Optional Redemption”, plus accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any; and (B) second, to the extent any Net Available Cash remains following a Non-Transporter Vehicle Asset Asset Disposition Offer, the Issuer or the relevant Restricted Subsidiary shall apply such Net Available Cash in accordance with clause (iii)(A), (B) or (C) above.

Any Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Pari Passu Indebtedness, if applicable, required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness, if applicable, validly tendered in response to the Asset Disposition Offer. If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer. On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness, if applicable, or portions of Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn, in each case with a principal amount of US$1,000 or in integral multiples of US$1 in excess thereof. The Issuer will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Indebtedness, if applicable, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Indebtedness, if applicable. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

Limitation on Affiliate Transactions

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including the rendering of services) with any Affiliate of the Issuer (any such transaction or series of related transactions, an “Affiliate Transaction”) involving aggregate consideration in excess of £5 million unless:

(i)           the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction with a Person who is not an Affiliate; and

(ii)          in the event such Affiliate Transaction involves aggregate consideration in excess of £10 million, the terms of such transaction have been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i)).

The provisions of the foregoing paragraph shall not apply to:

(i)          transactions pursuant to any employee, officer or director compensation arrangements or benefit plans entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(ii)         any transaction effected as part of a Qualified Securitization Financing, any disposition or acquisition of Securitization Assets, Vehicle Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets or Vehicle Assets pursuant to a Securitization Repurchase Obligation;

(iii)        any Affiliate Transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such Affiliate Transaction);

(iv)        any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the provisions set forth under “— Limitation on Restricted Payments” above and any Permitted Investment;

(v)         the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any trusts or related parties of such directors, officers, contractors, consultants, distributors or employees);

(vi)        the incurrence of Subordinated Shareholder Debt;

(vii)        transactions pursuant to, or contemplated, by any agreement in effect on the Issue Date and any amendment, modification or extension of such agreement and transactions pursuant to any amendment (including to change any party to the agreement), modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

(viii)       issuances or sales of Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(ix)          transactions for which the Issuer shall have received a written opinion from an independent investment bank or an accounting or appraisal firm of internationally recognized standing or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that such Affiliate Transaction is (a) fair to the Issuer or such Restricted Subsidiary from a financial point of view or (b) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate;

(x)           (x) transactions with customers, clients, suppliers, landlords or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of trading, or (y) any transaction in the ordinary course of business between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Issuer solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer, in each case, provided (a) such transaction is otherwise in compliance with the terms of the Indenture and (b) such transaction is on terms at least as favorable as could have been obtained at such time from an unaffiliated Person, in the reasonable determination of the members of the Board of Directors or an Officer of the Issuer provided such Officer has been delegated such power by the Board of Directors in the prior twelve months (provided no member of the Board of Directors or Officer of the Issuer with an interest in such transaction may participate in such determination);

(xi)          compliance by the Issuer with its obligations under registration rights agreements related to the equity securities of the Issuer and investor rights agreements between the Issuer and any of its shareholders; and

(xii)         execution of definitive documentation in accordance with the requirements of the Transaction Support Agreement, compliance with the Issuer’s obligations under the Transaction Support Agreement and the definitive documentation entered into pursuant thereto, amendments to the Transaction Support Agreement and the definitive documentation entered into pursuant thereto, and the consummation of the Transactions.

Reports

So long as any Notes are outstanding, the Issuer will furnish in English to the Trustee:

(1)           within 120 days following the end of each fiscal year of the Issuer (beginning with the fiscal year ending December 31, 2023), audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

(2)           within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer (beginning with the fiscal quarter ended March 31, 2024), management accounts in respect of such quarter; and

(3)           promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and the Restricted Subsidiaries, taken as a whole, or any changes of the chief executive officer or chief financial officer of the Issuer or change in auditors of the Issuer or any other material event that the Issuer announces publicly, a report containing a description of such event;

provided, however, that the reports set forth in clauses (1), (2) and (3) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or IFRS or (ii) include separate financial statements for any Guarantors or non-guarantor Subsidiaries of the Issuer.

In addition, if the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

All financial statements shall be prepared in accordance with IFRS (or, at the Issuer’s election, US GAAP). Except as provided for above, no report needs to include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in this offering memorandum.

In addition, for so long as any Notes remain outstanding, during any period in which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer has agreed that it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

Notwithstanding the foregoing, the Issuer may satisfy its obligations under clauses (1) and (2) of the first paragraph of this covenant by delivering the corresponding consolidated annual and quarterly reports of any Holding Company of which the Issuer is a Subsidiary. To the extent that material differences exist between the management, business, assets, shareholding or results of operations or financial condition of the Issuer and such Holding Company that is the reporting entity (if applicable), the annual and quarterly reports shall include an explanation and an unaudited reconciliation of such material differences, starting with the reporting period during which the consolidated annual and quarterly reports for such Holding Company are first used.

For so long as the equity securities of the Issuer or any Holding Company are listed on the New York Stock Exchange, Nasdaq or another Recognized Stock Exchange, and the Issuer or such Holding Company is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such exchange, or for so long as the Issuer or any Holding Company is otherwise subject to the reporting requirements of the SEC, then, for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer is required to file pursuant to such admission and disclosure standards or SEC filing requirements. Upon complying with the foregoing requirements, the Issuer will be deemed to have complied with the provisions contained in this covenant.

Contemporaneously with the furnishing of each such report set forth in clauses (1), (2) and (3) above, the Issuer will also post such report on the Issuer’s website. Notwithstanding the foregoing, the Issuer will be deemed to have provided such information to the Trustee, the Holders, prospective purchasers and beneficial owners of the Notes and to have complied with the requirements of this covenant if such information referenced above in clauses (1), (2) and (3) above has been posted on the Issuer’s website or filed on EDGAR with the SEC.

The Issuer may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect Holding Company so long as such reports (if an annual, half yearly or quarterly report) (a) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Issuer therein were references to such Holding Company and (b) explains in reasonable detail the differences between the information relating to such Holding Company, on the one hand, and the information to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand. Upon complying with the foregoing requirement, the Issuer will be deemed to have complied with the provisions contained in this covenant.

The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determined therefrom, including the Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of the Indenture or to ascertain the correctness or otherwise of the information or statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a responsible officer of the Trustee is informed in writing otherwise. The Trustee shall have no responsibility for the filing, timeliness or content of any such reports, information or documents, and the Trustee shall have no duty to participate in or monitor any conference calls or EDGAR or any other website maintained by the Issuer.

Merger and Consolidation

The Issuer

The Issuer shall not, directly or indirectly, consolidate with or merge with or into another Person, or convey, transfer or lease all or substantially all the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)           the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized, incorporated and/or registered (as the case may be) and existing under the laws of the Cayman Islands, the United Kingdom, any member state of the European Union, Switzerland, any state of the United States of America or the District of Columbia, and the Successor Company (if not the Issuer) will expressly assume in appropriate documentation delivered to the Trustee all the obligations of the Issuer under the Notes, the Security Documents, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture (pursuant to a supplemental indenture executed and delivered to the Trustee and amendments to the Intercreditor Agreement or the Security Documents, as applicable);

(ii)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)          immediately after giving effect to such transaction and any related financings either (A) the Successor Company would be able to Incur at least an additional £1.00 of Indebtedness pursuant to clause (i)(x) of the first paragraph of the “— Limitation on Indebtedness” covenant above or (B) the Fixed Charge Coverage Ratio of the Issuer or the Successor Company and its Restricted Subsidiaries taken as a whole as calculated pursuant to clause (i)(x) of the first paragraph of the “— Limitation on Indebtedness” covenant above would not be lower following such transaction than it was prior to such transaction after giving pro forma effect to such transaction and any Indebtedness incurred in connection therewith; and

(iv)          the Issuer shall have delivered to the Trustee and the Security Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any is required in connection with such transaction) comply with the Indenture, and an Opinion of Counsel to the effect that such supplemental indenture (if any) and amendments to any Intercreditor Agreement or Security Documents (as applicable) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

Guarantors

In addition, the Issuer shall not permit any Guarantor, directly or indirectly, to consolidate with or merge with or into another Person, or convey, transfer or lease all or substantially all the properties and assets of such Guarantor and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)          either:

(A)          the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized, incorporated and/or registered (as the case may be) and existing under the laws of the Cayman Islands, the United Kingdom, any member state of the European Union, Switzerland, any state of the United States of America, the District of Columbia or the jurisdiction in which it was originally organized, and such Person (if not a Guarantor) will expressly assume in appropriate documentation delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee(s), the Indenture (pursuant to a supplemental indenture executed and delivered to the Trustee), any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents; or

(B)           the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the conveyance, transfer or lease of all or substantially all the properties and assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture;

(ii)           immediately after giving effect to, and as a result of, such transaction no Default or Event of Default shall have occurred and be continuing; and

(iii)          the Issuer and such Guarantor shall deliver to the Trustee and the Security Agent in accordance with “Notices” an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger, conveyance, transfer or lease, such supplemental indenture (if any is required in connection with such transaction) and, in the case of clause (i)(A) only, such assumption by the resulting, surviving or transferee Person comply with the Indenture, and an Opinion of Counsel to the effect that such supplemental indenture (if any) and amendments to any Intercreditor Agreement or Security Documents (as applicable) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Guarantor; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

The successor to any Guarantor will succeed to, and be substituted for, such Guarantor under the applicable Note Guarantee.

This “— Merger and Consolidation” covenant will not apply to (a) any consolidation, merger or transfer of assets of any Restricted Subsidiary that is not a Guarantor into the Issuer or a Guarantor, (b) consolidation, merger or transfer of assets among Guarantors, or (c) any consolidation, merger or transfer of assets among the Issuer and any Guarantor; provided that, clauses (i) and (iv) of the first paragraph of this covenant will be complied with. Clauses (ii) and (iii) of the first paragraph and clause (ii) of the second paragraph of this covenant will not apply to any merger or consolidation of the Issuer or any Guarantors with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Guarantor in another jurisdiction.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of the Issuer and its Restricted Subsidiaries.

If and for so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer shall publish notice of the occurrence of any of the events described in this “— Merger and Consolidation” covenant in accordance with the prevailing rules of the Authority.

Future Guarantors

The Issuer shall cause each Restricted Subsidiary that is not a Guarantor and that, after the Issue Date, Guarantees any (i) Public Debt or (ii) Indebtedness under any Credit Facility, in each case, of the Issuer or any Guarantor (subject to the Agreed Security Principles as set forth therein), to execute and deliver concurrently to the Trustee a supplemental indenture providing for a Note Guarantee of such Restricted Subsidiary pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

Each Additional Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to general statutory limitations, capital maintenance, corporate benefit, fraudulent preference, financial assistance or thin-capitalization rules or other similar laws or regulations (or analogous restrictions) of any applicable jurisdiction). See “Risk Factors — Risks Related to the New Notes — The New Notes Guarantees and the New Notes Collateral are subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit their validity and enforceability” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

Notwithstanding the foregoing, the Issuer shall not be obligated to cause such Restricted Subsidiary to Guarantee the Notes to the extent that such Note Guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in a violation of applicable law which, in any case, cannot be prevented or otherwise avoided through measures reasonably available to the Issuer or the Restricted Subsidiary (including “whitewash” or similar procedures) or any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Limitation on Issuer Activities

The Indenture will provide that the Issuer may not engage in any business trading activities or own any assets or Incur any Indebtedness, other than:

(a)         (i) the entry into and performance of its rights and obligations under and in connection with the Transactions, the Transaction Support Agreement, the Indenture, any Intercreditor Agreement, the Security Documents and any documents related to the foregoing; and (ii) the performance of any contract, agreement or other transaction existing or entered into on the Issue Date;

(b)         the performance of any contract, agreement or other transaction with the Issuer’s Restricted Subsidiaries and the making of any Investment, in each case to the extent not prohibited by this Indenture and reasonably relating to the other activities enumerated herein;

(c)         the entry into and performance of its rights and obligations in respect of (i) contracts and agreements with its officers, directors, employees, consultants and independent directors, (ii) subscription or purchase agreements for securities, preparation and issuance of common and/or preferred equity certificates, public offerings, debt offerings, rights offerings, tender offers, change of control offers or asset disposition offers, consent solicitations, voting and other shareholder agreements, registration rights agreements, investor rights agreements, engagement letters, underwriting agreements, dealer manager agreements, solicitation agency agreements, agreements with rating agencies and other agreements in respect of its securities or any offering, issuance or sale thereof and (iii) engagement letters and reliance letters in respect of legal, accounting and other advice and/or reports received and/or commissioned by it;

(d)         holding shares and other debt and equity interests in Subsidiaries and the subscription for debt or equity in and the making of capital contributions in or loans to or Investments in Subsidiaries;

(e)         (i) ownership of cash and Cash Equivalents and (ii) entry into, holding and utilization of Bank Products and participation in cash pooling and cash management arrangements, in each case to the extent not prohibited by this Indenture and reasonably relating to the other activities enumerated herein;

(f)          the Incurrence of (including liabilities and obligations in respect of) Indebtedness, Subordinated Shareholder Debt and Liens not otherwise prohibited by this Indenture (including in respect of Permitted Collateral Liens and Permitted Liens) and activities reasonably incidental thereto (including, without limitation, the entry into and performance of the terms and conditions of, and any obligations under, any document in connection therewith) and guaranteeing Indebtedness of Subsidiaries;

(g)         administrative, managerial, legal, treasury, tax, insurance, human resources and accounting services, arrangements with shareholders and the employment and secondment of employees, including the entry into and performance of any employee incentive or benefit arrangements, the fulfilment of any audit, financial monitoring or reporting requirements, taking of any actions necessary or required by its auditors in connection with the preparation of annual or quarterly financial statements or management accounts, services agreements, tax consolidation agreements or arrangements, retention of counsel, and any activities or requirements in connection with any public offering or private placement, and activities reasonably incidental to such services and arrangements (including entering into contracts with employees) and the ownership of assets necessary to provide such services as well as other holding company activities in the ordinary course of business;

(h)         the making or receipt of any payment, distribution, dividend, repurchase of equity securities or Investment which is permitted or not prohibited by the covenant under “— Limitation on Restricted Payments” and any transaction permitted under the covenant described under “— Merger and Consolidation” or under “— Limitation on Sales of Assets and Subsidiary Stock” and taking all actions necessary or advisable in connection with a Change of Control;

(i)          owning, leasing, managing or operating any properties or assets related to administration, employees and functions incidental to its existence or properties and assets related to the business or operations as a holding company or as permitted by the other paragraphs of this covenant;

(j)          the incurrence and payment of any fees, costs, expenses and Taxes relating to the activities of or services provided to or duties of the Issuer and any Restricted Subsidiaries (including, without limitation, overhead costs, management costs, filling fees, audit costs, Taxes and other ordinary course fees, costs and expenses) and completion of acquisitions of assets and securities otherwise permitted hereby;

(k)         other transactions, activities and arrangements related or reasonably incidental to the establishment and/or maintenance of its or the Issuer’s or any Restricted Subsidiary’s corporate existence (including the provision of holding company, corporate or performance guarantees) and otherwise consistent with the activities of a holding company and activities reasonably incidental thereto;

(l)          the performance of obligations and exercise of rights under contracts or arrangements with any Parent Entity, Permitted Holder, joint venture or joint venture partner or direct or indirect shareholder or other holder of the Issuer’s securities entered into in compliance with this Indenture;

(m)        entry into, performance of and Incurrence of Indebtedness and liabilities under any Intercreditor Agreement, Additional Intercreditor Agreement and the Security Documents or any Permitted Lien, Permitted Collateral Lien or Lien Incurred in accordance with the covenant described under “— Limitation on Liens;”

(n)         the issuance, offering, sale and listing of Capital Stock (including in a public offering or private placement) and conducting activities related or reasonably incidental to any public offering or private placement, including the maintenance of any listing and compliance with its obligations under registration rights agreements, shareholder agreements, investor rights agreements or warrant agreements to which it may be a party;

(o)         compliance with the Securities Act, the Exchange Act, SEC reporting obligations, New York Stock Exchange rules and regulations, and the rules and regulations of any stock exchange on which the Issuer’s securities may be listed or traded, including payment of listing and filing fees required thereby and compliance with the requirements described under “Reports” above;

(p)         ordinary course transactions, contracts and arrangements with transfer agents, paying agents, trustees, registrars, collateral agents, exchange agents, solicitation agents, depositaries, stock exchanges and clearing agencies;

(q)         the making, payment and receipt of Holding Company Expenses and any other transaction, activities and arrangements contemplated by the covenant described under “— Limitation on Affiliate Transactions;” and

(r)          other transactions, activities and arrangements that are either (i) consistent with the above or (ii) not specifically set out above that are de minimis in nature.

Guarantor Coverage

If (i) the aggregate earnings before interest, tax, depreciation and amortization of the Guarantors as a group represents less than 85% of the earnings before interest, tax, depreciation and amortization of the Issuer and its Subsidiaries on a consolidated basis during the most recent quarter for which financial statements are available and (ii) the aggregate gross revenue of the Guarantors as a group represents less than 85% of the gross revenue of the Issuer and its Subsidiaries on a consolidated basis for the most recent quarter for which financial statements are available (the “Guarantor Coverage Test”), the Issuer is required to cause additional Restricted Subsidiaries to become Guarantors (subject to Agreed Security Principles) until the Guarantor Coverage Test is satisfied.

Beginning on the date which is 60 days after the Issue Date, the Issuer is required to ensure that (subject to the Agreed Security Principles) each Restricted Subsidiary of the Issuer which becomes a Material Company and each direct holding company of such Material Company and each other Restricted Subsidiary of the Issuer as may be necessary to ensure that the Guarantor Coverage Test is satisfied executes and delivers to the Trustee a supplemental indenture providing for a Note Guarantee. Such execution and delivery of a supplemental indenture must occur (i) on the date falling 60 days after the Issue Date; (ii) within 60 days of receipt by the Trustee of the semi-annual financial statements which indicates that a Restricted Subsidiary of the Issuer is a Material Company or (as relevant) indicates that other Restricted Subsidiaries of the Issuer must become guarantors to ensure that the Guarantor Coverage Test is satisfied; and (iii) 60 days following the acquisition of a Material Company.

Minimum Liquidity

The Indenture will include a minimum liquidity covenant pursuant to which the Issuer is required to ensure that the available liquidity (being the aggregate amount of cash and Cash Equivalent, any undrawn commitments under any Credit Facility and any undrawn commitments under any Indebtedness permitted to be incurred under “— Covenants — Limitation on Indebtedness”)) is not less than £50.0 million (“Minimum Liquidity Threshold”). The Minimum Liquidity Threshold will be tested as of the last day of each fiscal quarter in each fiscal year of the Issuer, beginning with the fiscal quarter ending on December 31, 2023, and the Issuer shall be required to deliver to the Trustee within 10 Business Days of each quarter end a compliance certificate evidencing whether or not the Issuer’s minimum liquidity as of such quarter end exceeds the Minimum Liquidity Threshold. Any cash held in a restricted bank account or similar account, in each case, subject always to fixed charge security (in accordance with the terms under “— Security; Release of Collateral”) which contains the proceeds of the sale and leaseback transaction with Geenhous Limited related to the Issuer’s Cold Meece freehold property shall count as owned by the Issuer for purposes of calculating whether the Minimum Liquidity Threshold has been met.

Maintenance of Listing

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Official List of the Exchange for so long as any Notes are outstanding; provided that if the Issuer is unable to obtain admission to such listing or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of the Notes on another “recognised stock exchange” (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) as it applies for the purposes of section 987 of the ITA) (in which case, references in this covenant to the Exchange will be deemed to refer to such other “recognised stock exchange”).

Restricted and Unrestricted Subsidiaries

As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)          such Subsidiary or any of its Subsidiaries does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(ii)         such Subsidiary is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation to:

(A)        subscribe for additional Capital Stock of such Person; or

(B)         maintain or preserve such Person’s financial condition or cause such person to achieve any specified levels of operating results;

(iii)        all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount which shall be the Restricted Payment’s Fair Market Value at the time of such transfer and a Restricted Payment in such amount would be permitted at such time under the covenant set forth under “— Limitation on Restricted Payments” or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”; and

(iv)        after giving effect to, and as a result of, such designation there will be no Default or Event of Default.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (ii) the Issuer could Incur at least £1.00 of additional Indebtedness as described in clause (i)(x) of the first paragraph under “— Limitation on Indebtedness”, on a pro forma basis taking into account such designation as if it had occurred at the beginning of the applicable reference period, or the Issuer could otherwise Incur any outstanding Indebtedness of such Unrestricted Subsidiary pursuant to one or more of the clauses in the second paragraph under “— Limitation on Indebtedness.” Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

Impairment of Security Interest

The Issuer will not, and the Issuer will not cause or permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the definition of “Permitted Collateral Liens” shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral), for the benefit of the Trustee and the Holders, and the Issuer will not, and the Issuer will not cause or permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Agent, for the benefit of the Holders and the other beneficiaries described in the Security Documents and any Intercreditor Agreement, any interest whatsoever in any of the Collateral; provided that

(i)          nothing in this provision shall restrict the discharge or release of the Collateral in accordance with the Indenture, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents; and

(ii)         the Issuer and the Issuer’s Restricted Subsidiaries may incur Permitted Collateral Liens;

and provided further, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, replacement, restatement, supplement, modification or renewal, the Issuer delivers to the Security Agent either:

(A)        a solvency opinion from an accounting, appraisal or investment banking firm of national standing confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement; or

(B)         a certificate from the chief financial officer, chief executive officer or the Board of Directors of the relevant Person, which confirms the solvency of the person granting such Security Interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(C)         an Opinion of Counsel (subject to customary exceptions and qualifications), confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, and that such Lien or Liens were not otherwise subject to any limitation, imperfection or a hardening period immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

Notwithstanding the preceding paragraph which shall not apply to the actions described in this paragraph, at the direction of the Issuer and without the consent of the Holders or the Trustee, the Security Agent may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens to the extent permitted by the Indenture; (iii) add to the Collateral or add additional Guarantors or obligors; (iv) comply with the terms of any Intercreditor Agreement or any Additional Intercreditor Agreement; (v) evidence the succession of another Person to the Issuer and the assumption by such successor of the obligations under the Indenture, the Notes and the Security Documents, in each case, in accordance with “— Merger and Consolidation”; (vi) provide for the release of property and assets constituting Collateral from the Lien of the Security Documents or the release of a Note Guarantee granted by a Guarantor, in each case, in accordance with (and if permitted by) the terms of the Indenture and any Intercreditor Agreement; (vii) conform the Security Documents to this “Description of the Notes”; (viii) evidence and provide for the acceptance of the appointment of a successor Trustee or Security Agent; or (ix) make any other change thereto that does not adversely affect the rights of the Holders in any material respect.

In the event that the Issuer or the relevant Restricted Subsidiary complies with this covenant, the Trustee and the Security Agent shall (subject to customary protections and indemnifications and each of the Trustee and the Security Agent being indemnified and secured to its satisfaction) consent to such amendment, extension, renewal, restatement, supplement, modification or replacement with no need for instructions from Holders, but upon receipt of an Officer’s Certificate and Opinion of Counsel by the Trustee and the Security Agent.

Further Assurances

The Issuer shall, and the Issuer shall procure that each Guarantor shall, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require

(i)          subject to the Agreed Security Principles, for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by such Security Documents; and

(ii)         if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. The Issuer shall, and the Issuer shall procure that each Guarantor shall, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.

Additional Intercreditor Agreements

At the request of the Issuer, at the time of, or prior to, the Incurrence of any Indebtedness that is permitted to share the Collateral, the Issuer, the relevant Guarantors, the Trustee and the Security Agent shall enter into an additional intercreditor agreement (each an “Additional Intercreditor Agreement”) on terms substantially similar to any Intercreditor Agreement (or not materially less favorable to the Holders) or an amendment to, or an amendment and restatement of, any Intercreditor Agreement (which amendment is not materially less favorable to the Holders); provided that such Intercreditor Agreement or Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee under the Indenture or any Intercreditor Agreement; provided further that it is understood and agreed that an increase in the amount of Indebtedness being subjected to the terms of any Intercreditor Agreement or any Additional Intercreditor Agreement will be deemed to be on substantially similar terms to any Intercreditor Agreement and will be deemed not to adversely affect the rights of the Holders and will be permitted by this covenant if, in each case, the Incurrence of such Indebtedness (and any Lien in its favor), would not be otherwise prohibited by the Indenture.

The Indenture will also provide that, at the direction of the Issuer and without the consent of the Trustee, the Security Agent or any Holder, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement and any Additional Intercreditor Agreement at the Issuer’s request to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement; (2) include customary provisions implementing that any new Indebtedness that is permitted to share the Collateral (other than to the extent such Indebtedness constitutes Super Senior Hedging Liabilities or Pari Passu Indebtedness pursuant to Note Documents) ranks junior in right of payment to the Notes, (3) subject to customary anti-layering protections included in any Intercreditor Agreement, increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Issuer or any Restricted Subsidiary that is subject to any such agreement; (4) add Restricted Subsidiaries or Guarantors to any Intercreditor Agreement or an Additional Intercreditor Agreement; (5) further secure the Notes (including any Additional Notes); (6) make provision for equal and ratable pledges of the Collateral to secure Additional Notes; (7) implement any Permitted Collateral Liens; (8) amend any Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; (9) amend any Intercreditor Agreement or any Additional Intercreditor Agreement to (i) remove any references to any secured obligations following the full redemption or repayment of any such obligations and the cancellation or termination of underlying contractual arrangements, as applicable and/or (ii) replace any such references with references to any new contractual obligations governing any such secured obligations that replace and/or refinance, as applicable such secured obligations, in each case to the extent permitted by the Indenture; or (10) make any other change to any such agreement that does not adversely affect the Holders in any material respect.

Save as may be required by mandatory provisions of law, each Holder, by accepting a Note, will be deemed to have agreed to and accepted the terms and conditions of, and to have directed the Trustee and the Security Agent to enter into, each Intercreditor Agreement and Additional Intercreditor Agreement and any amendment referred to in the preceding paragraphs, and the Trustee or the Security Agent shall not be required to seek the consent of any Holders to perform its obligations under and in accordance with this covenant. Before entering into an Additional Intercreditor Agreement or effecting any amendment to any Intercreditor Agreement pursuant to this covenant, the Trustee or the Security Agent may elect to base its decision on an Officer’s Certificate and an Opinion of Counsel. Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate and Opinion of Counsel. The Issuer shall notify the Holders of the entry into an Additional Intercreditor Agreement or any amendment to any Intercreditor Agreement effected pursuant to this covenant without undue delay in accordance with the procedures set forth in the Indenture.

Suspension of Covenants

If on any date following the date of the Indenture:

(i)          the Notes are rated with an Investment Grade Rating by two Rating Agencies; and

(ii)         no Default has occurred and is continuing under the Indenture (the foregoing conditions being referred to collectively as the “Suspension Condition”);

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of the Notes” (collectively, the “Suspended Covenants”) of the Indenture will be suspended as to the Notes:

●     “— Limitation on Indebtedness”;

●     “— Limitation on Restricted Payments”;

●     “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

●     “— Limitation on Sales of Assets”;

●     “— Limitation on Affiliate Transactions”;

●     “— Future Guarantors”;

●     “— Limitation on Issuer Activities”;

●     “— Guarantor Coverage”;

●     “— Restricted and Unrestricted Subsidiaries”;

●     “— Minimum Liquidity”; and

●     clauses (ii) and (iii) of the first paragraph and (ii) of the second paragraph, respectively, of “— Merger and Consolidation”.

During any period that the foregoing sections have been suspended, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to “— Restricted and Unrestricted Subsidiaries” unless the designation would have complied with the covenant described under “— Limitation on Restricted Payments”.

Notwithstanding the foregoing, if the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the Suspension Condition having been met and, subsequently, one or both of the respective Rating Agencies withdraw their Investment Grade Rating or downgrade the Investment Grade Rating assigned to the Notes such that the Notes no longer have an Investment Grade Rating by the respective two Rating Agencies, then the Issuer and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. (a) Compliance with the Suspended Covenants (i) with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the reinstated “— Limitation on Restricted Payments” covenant as if the provisions had been in effect since the Issue Date (accordingly, Restricted Payments made during such period when the Suspended Covenants are suspended will reduce the amount available to be made as Restricted Payments described under the first paragraph of “— Limitation on Restricted Payments”) and (ii) with respect to Indebtedness incurred after the time of such withdrawal or downgrade, will be calculated in accordance with the terms of the reinstated “— Limitation on Indebtedness” covenant as if any Indebtedness incurred on or after the occurrence of the Suspension Condition will be deemed to have been incurred pursuant to the first paragraph described under “— Limitation on Indebtedness”; and (b) the Issuer will, and will cause each Restricted Subsidiary that would have been required to Guarantee the Notes pursuant to “— Future Guarantors” during such period when the Suspended Covenants are suspended to take all actions it would have been required to take to comply with “— Future Guarantors” if it had not been suspended including executing a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under the Indenture and pledging the Restricted Subsidiary’s existing and future assets and pledging all of the Capital Stock in such Restricted Subsidiary to secure the Notes and the Note Guarantees; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after such Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions, taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable sections had remained in effect during such period.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve an Investment Grade Rating or have such Investment Grade Rating withdrawn. The Issuer shall notify the Trustee in writing that the conditions set forth in the first paragraph under this caption has been satisfied, provided that, no such notification shall be a condition for the suspension of the covenants described under this caption to be effective.

Events of Default, Enforcement

Each of the following constitutes an “Event of Default” under the Indenture:

(a)         default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;

(b)         default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c)         failure by the Issuer or any of the Guarantors to comply with any obligation under the covenant set forth under “— Covenants — Merger and Consolidation”, continued for 30 days;

(d)         failure by the Issuer or any of the Guarantors to comply for 60 days after written notice from the Trustee on behalf of the Holders or upon written instruction by Holders of at least 25% in aggregate principal amount of the Notes then outstanding with its other obligations contained in the Indenture;

(e)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(i)          is caused by a failure to pay when due principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any applicable grace period provided for under the terms of such Indebtedness (“payment default”); or

(ii)         results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated aggregates £5 million or more;

(f)          certain events of bankruptcy, insolvency or reorganization under bankruptcy laws of (i) the Issuer, (ii) any Guarantor, (iii) any Significant Subsidiary or (iv) a group of Restricted Subsidiaries that taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary;

(g)         failure by the Issuer, any Guarantor or any Restricted Subsidiary which is a Significant Subsidiary to pay final judgments aggregating in excess of £5 million (net of any amounts that are covered by insurance policies issued by reputable and creditworthy insurance companies), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment exceeding such threshold becomes final;

(h)         any Note Guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of such Note Guarantee or the Indenture or as provided under applicable law) or is declared null and void in a judicial proceeding or the Issuer or any such Guarantor denies or disaffirms in writing or in any pleading in any court its obligations under the Indenture or its Note Guarantee and any such Default continues for 10 days; or

(i)          with respect to any Collateral having a Fair Market Value in excess of £5 million, individually or in the aggregate, (i) (a) the security interest under the Indenture or the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Security Documents and other than the satisfaction in full of all obligations under the Notes or (b) any security interest created thereunder or under the Security Documents is declared invalid or unenforceable and such Default continues for 15 days after the Issuer becomes aware of the Default or (ii) the Issuer or any Guarantor asserts that any such security interest or Security Document is invalid or unenforceable prior to the time that the Collateral is to be released to the Issuer or the Guarantors.

If an Event of Default (other than an Event of Default pursuant to the foregoing clause (f)) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 25% in principal amount of all outstanding Notes by written notice to the Issuer and the Trustee shall declare the principal amount of and all accrued interest under all outstanding Notes to be due and payable immediately. If an Event of Default with respect to the Issuer pursuant to the foregoing clause (f) occurs and is continuing, (i) the Notes will automatically become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder and (ii) (A) if prior to November 15, 2025, the aggregate principal amount of such Notes plus accrued and unpaid interest (including PIK interest, if any), any Additional Amounts and the Applicable Premium as of the date of such acceleration or (B) if on or after November 15, 2025, the applicable redemption price as set forth under “— Optional Redemption” as of the date of such acceleration, plus accrued and unpaid interest (including PIK interest, if any) and any Additional Amounts, in each case, shall all be immediately due and payable. The Issuer expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing premium in connection with any such acceleration. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the holders to purchase or invest in the Notes. Certain enforcement actions, including acceleration, will be suspended during a consultation period under any Intercreditor Agreement entered into in the future. See “— Intercreditor Agreement”.

In the event of a declaration of acceleration of the Notes because an Event of Default pursuant to foregoing clause (e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the relevant default triggering such Event of Default pursuant to the foregoing clause (e) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness, or the relevant Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal, premium, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Holders may rescind any acceleration with respect to the Notes and its consequences within three months of the acceleration by simple majority vote of the Holders if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; provided, however, that the aggregate of such cast votes exceeds the number of votes having required the acceleration.

Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”), then at the time such Initial Default is cured, such Default for failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in “— Covenants — Reports”, or otherwise to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered (and, if requested, provided) to the Trustee indemnity (including by way of prefunding) or security satisfactory to the Trustee against any loss, liability or expense that may be incurred. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(a)         such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)         Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c)         the Trustee has not complied with such request within 60 days following the receipt of the written request and the offer of security or indemnity; and

(d)         the Holders of a majority in principal amount of the outstanding Notes have not within such 60 day period given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request.

Subject to the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture will provide that, in the event an Event of Default has occurred and is continuing for which a responsible officer of the Trustee has actual knowledge, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being agreed that the Trustee shall have no obligation to make such determination) or would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification and/or security (including by way of prefunding) satisfactory to it against all losses, liabilities, and expenses that may be caused by taking or not taking such action.

The Issuer shall deliver to the Trustee in accordance with the procedures set forth in the Indenture, within 120 days after the end of each fiscal year an Officer’s Certificate stating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, after becoming aware of the occurrence thereof, written notice of any events of which it is aware which would constitute Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

If an Event of Default occurs and is continuing, the Trustee may or, subject to the provisions of any Intercreditor Agreement with respect to any Note Guarantee and the Collateral, the Security Agent may:

(a)         in its sole discretion, but shall not be required to, proceed to protect and enforce the rights of the Holders by such appropriate judicial proceedings as the Trustee or the Security Agent, as applicable, shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or any Note Guarantee or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including making demand under one or more of the Note Guarantees on behalf of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security (including by way of prefunding) satisfactory to the Trustee and Security Agent against any loss, liability and expense; and

(b)         prosecute and enforce all rights of action and claims under the Indenture or any Note Guarantee without the possession of any of the Notes or the Global Notes or the production thereof in any proceeding relating thereto, and to bring any such proceeding on behalf of the Holders.

Amendments and Waivers

Subject to certain exceptions and without limiting the ability of the Issuer, without consent of the Trustee, the Security Agent or any Holder, to direct the Trustee and the Security Agent to enter into one or more amendments to any Intercreditor Agreement and any Additional Intercreditor Agreement in accordance with the covenant set forth under “— Covenants — Additional Intercreditor Agreements” above, the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents may be amended, supplemented or otherwise modified with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). For the avoidance of doubt, an amendment, supplement or waiver of the provisions in the covenant described above under “— Covenants — Limitation on Sales of Assets” shall require the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). If any such amendment, supplement or waiver will only affect one series of Notes (but not all series of Notes), only the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes of the series so affected (and not the consent of the Holders of at least a majority in aggregate principal amount of all Notes then outstanding), shall be required.

Without the consent of Holders holding not less than 90% of the then outstanding principal amount of the Notes then outstanding (provided, however, that if any such amendment, supplement, waiver or other modification or consent will only affect one series of Notes (but not all series of Notes), only the consent of the holders of at least 90% of the aggregate principal amount of the then outstanding Notes of the series so affected will be required), an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(i)          reduce the principal amount of Notes whose Holders must consent to an amendment, waiver or modification;

(ii)         reduce the stated rate of or extend the stated time for payment of interest on any Note;

(iii)        reduce the principal of or extend the Stated Maturity of any Note;

(iv)        reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as described above under “— Optional Redemption”;

(v)         make any Note payable in money other than that stated in the Note;

(vi)        impair the right of any Holder to receive payment of principal of and interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(vii)       make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes;

(viii)      release any security interest granted for the benefit of the Holders in the Collateral other than in accordance with the terms of the Security Documents, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture;

(ix)        waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(x)         release any Guarantor from any of its obligations under the Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, any Intercreditor Agreement and any Additional Intercreditor Agreement;

(xi)        waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders upon a Change of Control” and “— Covenants — Limitation on Sales of Assets”); or

(xii)       make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

The Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents may be amended or supplemented without the consent of any Holder:

(i)          to cure any ambiguity, omission, defect, error or inconsistency;

(ii)         to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(iii)        to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(iv)        to make any change that would provide additional rights or benefits to the Trustee, the Security Agent or the Holders or that does not adversely affect the rights or benefits to the Trustee, the Security Agent or any of the Holders in any material respect under the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(v)         make such provisions as necessary (as determined in good faith by the Board of Directors or an Officer of the Issuer) for the issuance of Additional Notes;

(vi)        to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the covenant described under “— Covenants — Limitation on Indebtedness” or “— Covenants — Future Guarantors”, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien (including the Collateral and the Security Documents) or any amendment in respect thereof with respect to or securing the Notes when such release, termination, discharge or retaking or amendment is provided for under the Indenture, the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement;

(vii)       to conform the text of the Indenture, any Intercreditor Agreement, the Security Documents or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents or the Notes;

(viii)      to evidence and provide for the acceptance and appointment under the Indenture or any Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee or Security Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Security Agent to any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(ix)        in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of the Holders, in any property which is required by the Security Documents to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest in the Collateral for the benefit of any Person; provided that the granting of such security interest is not prohibited by the Indenture or any Intercreditor Agreement or any Additional Intercreditor Agreement and the covenant described under “— Covenants — Impairment of Security Interest” is complied with;

(x)         as provided in “— Covenants — Additional Intercreditor Agreements”;

(xi)        at the Issuer’s election, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required;

(xii)       to make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Notes issued as part of a PIK Payment in accordance with the terms of the Indenture and/or the Security Documents; or

(xiii)      make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes, including to facilitate the issuance and administration of Notes; provided, however, that compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law.

In connection with such matters, the Trustee and the Security Agent shall be entitled to receive and rely absolutely on an Officer’s Certificate and Opinions of Counsel.

Notwithstanding anything to the contrary in the paragraphs above, in order to effect an amendment authorized by paragraphs (iii) or (vi) above to add a Guarantor under the Indenture, it shall only be necessary for the supplemental indenture providing for the accession of such additional Guarantor to be duly authorized and executed by the Issuer, such additional Guarantor and the Trustee. Any other amendments permitted by the Indenture need only be duly authorized and executed by the Issuer and the Trustee and, if applicable, the Security Agent.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Acts by Holders

In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer will be disregarded and deemed not to be outstanding; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a responsible officer actually knows are so owned shall be so disregarded. Any Notes held by any Person directly or indirectly controlled, or controlled by, or under direct or indirect common control with, the Issuer, will not cease to be outstanding and will not be disregarded but will be counted for purposes of determining the percentage of Holders who have voted on any matter.

Legal Defeasance or Covenant Defeasance

The Indenture will provide that the Issuer may, as evidenced by a resolution set forth in an Officer’s Certificate, elect to have the obligations of the Issuer and the Guarantors discharged with respect to the outstanding Notes and the Note Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes that are being defeased and Note Guarantees except as to:

(a)         the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust account referred to below;

(b)         the Issuer’s obligations to exchange any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust;

(c)         the rights and obligations of the Trustee and the obligations of the Issuer and the Guarantors in connection therewith; and

(d)         the “Legal Defeasance or Covenant Defeasance” provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants set forth in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events described under “— Events of Default, Enforcement” will no longer constitute an Event of Default with respect to the Notes. These events do not include events relating to non-payment on the Notes or, solely with respect to the Issuer, bankruptcy, insolvency, receivership and reorganization. The Issuer may exercise its Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)          the Issuer must irrevocably deposit or cause to be deposited in a trust account for the benefit of the holders of the Notes, cash in US$, non-callable U.S. Government Securities or a combination thereof, in each case, in such amounts as will be sufficient, in the opinion of the Issuer (acting in good faith), to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (x) prior to depositing such monies or securities to the trust account, procure an Opinion of Counsel stating, subject to customary assumptions and qualifications, that the trust account will be bankruptcy remote; (y) specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date; and (z) if applicable, have delivered to the Paying Agent and the Trustee an irrevocable notice to redeem all the outstanding Notes of such principal, premium, if any, or interest;

(ii)         in the case of Legal Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the original issue date of the Notes, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)        in the case of Covenant Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)        the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(v)         the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Trustee shall be entitled to accept any Officer’s Certificate and Opinion of Counsel delivered to it pursuant to this paragraph as sufficient evidence of compliance with the relevant paragraph and shall not be obligated to independently investigate whether the requirements of the relevant paragraph are otherwise met.

Satisfaction and Discharge

The Indenture, and the rights of the Trustee and the Holders under any Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents, will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes and rights, privileges and immunities of the Trustee, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)         either:

(a)         all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee or Paying Agent for cancellation; or

(b)         all Notes not previously delivered to the Trustee or Paying Agent for cancellation (i) have become due and payable (including by the giving of a notice of redemption to the Holders), (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Paying Agent for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuer;

(2)         the Issuer has deposited or caused to be deposited with the Trustee (or such other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose), for the benefit of the holders of the Notes, cash in US$ or US$-denominated U.S. Government Securities or a combination thereof, in each case, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee or Paying Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

(3)         the Issuer has paid or caused to be paid all other sums payable under the Indenture;

(4)         the Issuer has delivered irrevocable instructions to the Trustee, Paying Agent (or other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose) as applicable to apply the funds deposited towards the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)         the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which the Trustee may rely on without further inquiry) each to the effect that all conditions precedent under the Satisfaction and Discharge section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

If requested in writing by the Issuer, which request may be included in the applicable notice of redemption or pursuant to the applicable Officer’s Certificate the Trustee, Paying Agent or such other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose, as applicable, shall distribute any amounts deposited to the Holders prior to Stated Maturity or the redemption date, as the case may be; provided, however, that the Holders shall have received at least five Business Days’ notice from the Issuer of such earlier payment date (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, additional break cost or any additional premium on such amounts. To the extent the Notes are represented by a Global Note deposited with a depositary for a clearing system, any payment to the beneficial holders holding Book-Entry Interests as participants of such clearing system will be subject to the then applicable procedures of the clearing system.

Concerning the Trustee and Certain Agents

U.S. Bank Trust Company, National Association, is to be appointed as Trustee under the Indenture. The Notes Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee has received written notice, the Trustee will perform only such duties as are set forth specifically in the Indenture where indemnified to its satisfaction. During the existence of an Event of Default of which a responsible officer of the Trustee has received written notice, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty. If the Trustee, the Security Agent or any other agent under the Indenture becomes the Holder, beneficial owner or pledgee of any Notes, it may deal with the Issuer with the same rights it would have if it were not the Trustee, Security Agent or such other agent. The Trustee will be permitted to engage in transactions with the Issuer and its Affiliates.

The Indenture will set out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Issuer and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, or (b) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability, expenses Incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Notices

If and for so long as any of the Notes are listed on the Official List of the Exchange and if and to the extent the rules of the Authority so require, the Issuer will notify the Authority of any notice to the Holders of the Notes and, in connection with any redemption, the Issuer will notify the Authority of any change in the principal amount of the Notes outstanding. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered by or on behalf of the Issuer to DTC.

Each such notice shall be deemed to have been given on the date of such publication or; if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. Notices to the Trustee or the Security Agent shall be effective upon actual receipt thereof.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, member or shareholder of the Issuer or the Guarantors will have any liability for any obligations of the Issuer or any Guarantor under the Notes or the Indenture or any Note Guarantee or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

Prescription

Claims against the Issuer and the Guarantors for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer and the Guarantors for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest, provided that such claim has not been stayed or otherwise prohibited or delayed by applicable law or court order.

Additional Information

Following the Issue Date, copies of the Indenture, the Notes and any Intercreditor Agreement will be available at the specified office of the Issuer.

Governing Law

The Indenture, the Notes and the Note Guarantees, and the rights and duties of the parties thereunder, shall be governed by and construed in accordance with the laws of the State of New York. Any Intercreditor Agreement and the Security Documents and the rights and duties of the parties thereunder will be governed by and construed in accordance with English law.

Consent to Jurisdiction and Service of Process

In relation to any legal action or proceedings arising out of or in connection with the Indenture and the Notes, the Issuer and the Guarantors will in the Indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States. The Indenture will provide that the Issuer and each Guarantor, will appoint, on or before the Issue Date, an agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Note Guarantees brought in any U.S. federal or New York state court located in the City of New York.

Enforceability of Judgments

Since substantially all the assets of the Issuer and the Guarantors are located outside the United States, any judgment obtained in the United States against the Issuer or any Guarantor, including judgments with respect to the payment of principal, premium, interest, Additional Amounts, if any, and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or that is assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Additional Assets” means:

(1)         any property or assets (other than Indebtedness and Capital Stock) in a Related Business including newly acquired property or assets and improvements of existing property or assets;

(2)         the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3)         Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Security Principles” means the security principles as set out, from time to time, in an annex to the Indenture, as applied mutatis mutandis with respect to the Notes reasonably and in good faith by the Issuer.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(i)          1.0% of the principal amount of such Note; and

(ii)         the excess of (i) the present value on such redemption date of (A) the redemption price of such Note at November 15, 2025 (such redemption price being set forth in the table appearing above under “— Optional Redemption”, exclusive of any accrued and unpaid interest), plus (B) all required remaining scheduled interest payments due on the Notes through November 15, 2025 (but excluding accrued and unpaid interest to the redemption date and assuming all interest payments were made in the form of Cash Interest), in each case computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note on such redemption date.

The calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate and shall be conclusive in the absence of manifest error. For the avoidance of doubt, the calculation of the applicable premium shall not be the obligation or responsibility of the Trustee or the Paying Agent.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance, transfer, assignment or any other disposition, or series of related sales, conveyances, transfers, assignments, leases or other dispositions that form part of a common plan by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of any shares of Capital Stock of any Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or any of its Subsidiaries) or any other assets of the Issuer or any of its Restricted Subsidiaries, other than:

(1)         a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2)         a disposition of cash or Cash Equivalents;

(3)         for purposes of the covenant set forth under “— Covenants — Limitation on Sales of Assets” only, a disposition that constitutes a Restricted Payment permitted by the covenant set forth under “— Covenants — Limitation on Restricted Payments” or a Permitted Investment;

(4)         transactions permitted by the covenant set forth under “— Covenants — Merger and Consolidation — The Issuer” or transactions constituting a Change of Control;

(5)         dispositions in connection with Permitted Liens, foreclosures on assets and any release of claims which have been written down or written off;

(6)         dispositions of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries and which is disposed of in the ordinary course of business;

(7)         any sale, transfer or other disposition of Securitization Assets and related assets in connection with any Qualified Securitization Financing;

(8)         dispositions of inventory and goods of sale in the ordinary course of business and dispositions of vehicles, vehicle parts, vehicle supplies and other related assets in the ordinary course of business;

(9)         the licensing, sublicensing or sale of intellectual property or other intangibles and licenses in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(10)       dispositions of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(11)       the granting of Liens not prohibited by the covenant described above under “— Covenants — Limitation on Liens”;

(12)       dispositions of receivables in connection with the compromise, settlement or collection thereof or surrender or waiver of contract rights or settlement, release of contract, tort or other claim, in each case, in the ordinary course of business;

(13)       dispositions required by law or any governmental authority or agency;

(14)       any exchange of assets for assets related to a Related Business of comparable or greater market value, as determined in good faith by the principal financial officer and the principal executive officer of the Issuer;

(15)       sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with the covenant described under “— Covenants — Limitation on Sales of Assets”;

(16)       taking by eminent domain, condemnation or any similar action with respect to any property or other assets;

(17)       any enforcement action taken in accordance with any Intercreditor Agreement or any Additional Intercreditor Agreement;

(18)       dispositions of assets the Fair Market Value of which does not exceed £5 million in any transaction or series of related transactions;

(19)       an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(20)       dispositions of assets pursuant the sale and leaseback transaction with Geenhous Limited related to the Issuer’s Cold Meece freehold property;

(21)       any disposition of vehicle, vehicle parts, vehicle supplies or other related inventory, including any participations or beneficial interests therein, in connection with any Floor Plan Facility, provided that any such disposition is on then market terms, on an arm’s length basis, in the ordinary course of business;

(22)       the disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition, provided that any such disposition shall not result in the release of any Guarantee.

“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

“Business Day” means any day which is a day (other than a Saturday or a Sunday) on which banks are open for general business in New York and London or any place of payment on the Notes.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person (but excluding any debt securities convertible into such equity).

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)         securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States, the United Kingdom or any agency or instrumentality thereof or a member state of the European Union (other than Greece, Ireland, Italy, Portugal or Spain) or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States, the United Kingdom or such member state of the European Union is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)         certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or trust company; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long term debt is rated “Baa3” or higher by Moody’s or “BBB−” or higher by Standard & Poor’s or the equivalent rating category of another internationally recognized rating agency;

(3)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) of this definition;

(4)         commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2”or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(5)         interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)         the Issuer becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the U.S. Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the U.S. Exchange Act as in effect on the Issue Date) other than a Permitted Holder is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of the Issuer measured by voting power rather than number of shares;

(2)         the Issuer ceasing to hold 100% of the equity interest in Cazoo Holdings Limited;

(3)         the sale, lease, transfer, conveyance or other disposition (other than by way of merger, or consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person other than the Issuer, one of its Restricted Subsidiaries or a Permitted Holder; or

(4)         the adoption of a plan relating to the liquidation, winding up or other disposition of all or substantially all of assets of the Issuer.

Notwithstanding the foregoing, (1) a transaction will not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect wholly-owned subsidiary of a holding company (even if such holding company owns more than 50% of the Voting Stock of the Issuer) if (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, (2) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) will not cause a party to be a beneficial owner and (3) any Voting Stock of which any Permitted Holder is the beneficial owner shall not be included in any Voting Stock of which any other person or group is the beneficial owner, unless that person or group is not an Affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock of such Permitted Holder.

“Collateral” means any and all assets from time to time over which a Lien has been or will be provided on the Issue Date or thereafter pursuant to any Security Document to secure the obligations under the Notes and/or any Notes Guarantee.

“Commodity Agreement” means, with respect to any Person, any commodity or raw material futures contract, commodity or raw materials option, or any other similar agreement or arrangement designed to protect against or manage exposure to fluctuations in the price of commodity or raw materials actually used in the ordinary course of business of such Person.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus to the extent deducted in calculating such Consolidated Net Income:

(1)          Fixed Charges for such period; plus

(2)           any amount of tax on profits, gains or income whether paid or accrued by the Issuer and its Restricted Subsidiaries for such period; plus

(3)          any amount attributable to any amortization of the Issuer and its Restricted Subsidiaries (including amortization of any goodwill arising from purchase accounting) and any depreciation of the Issuer and its Restricted Subsidiaries for such period; plus

(4)          the amount of “run rate” cost savings, operating expense reductions and cost synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, other operating expense reductions, cost savings initiatives and other similar initiatives consummated or implemented after the Issue Date that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions taken or to be taken within the next twelve months in connection with a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative, net the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions and cost synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA (or included in the calculation of any financial ratio), whether through a pro forma adjustment or otherwise, for such period; plus

(5)          any fees, costs, expenses or charges related to any actual, proposed or contemplated Equity Offering, issuance of warrants, exchange offer, incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing, replacement or restructuring thereof), Investment, acquisition, disposition or recapitalization (whether or not successful), including (i) all fees, expenses or charges (including rating agency fees and related expenses) related to the offer and sale of the Notes, and (ii) any amendment, waiver or other modification of the Notes or any other Indebtedness permitted to be Incurred under this Indenture, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(6)         (i) the amount of any incurred restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including incurred charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) incurred fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(7)           earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(8)           all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in this Offering Memorandum applied in good faith to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; plus

(9)         the amount of any minority interest expenses deducted in calculating Consolidated Net Income; less

(10)       the following non-cash items taken into account in calculating such Consolidated Net Income:

(a)         income from the release of investment grants for fixed assets, or

(b)         income from appreciation or revaluation of fixed assets.

Notwithstanding the preceding sentence, clauses (2) and (3) relating to amounts of a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Issuer.

“Consolidated Net Income” means, for any period, the profit (loss) for the period of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there shall not be included in such Consolidated Net Income:

(1)         any profit (loss) for the period of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that:

(a)         subject to the limitations contained in clauses (2), (3) and (4) of this definition, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment; and

(b)         the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2)         any net after-tax gain (loss) realized upon the sale or other disposition of any asset (including Capital Stock) of the Issuer or its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(3)         any net after-tax goodwill impairment;

(4)         the non-cash impact of any capitalized interest on any Subordinated Shareholder Debt;

(5)         the cumulative effect of a change in material accounting principles after the Issue Date;

(6)         any extraordinary gain, loss or charge as determined in good faith by the Issuer;

(7)         any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(8)         (a) any asset impairments charges or the financial impacts of natural disasters (including fire, flood and storm and related events); or (b)(x) any one-time non-cash charges or amortization or depreciation, or (y) any one-time cash charges, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any restructuring, reorganization, redundancy or severance;

(9)         [reserved];

(10)       any fees, expenses, charges or other costs related to the issuance of any Capital Stock, or any Permitted Investment, acquisition, disposition, recapitalization or listing or the Incurrence of Indebtedness permitted to be Incurred under the covenant described above under the caption “— Covenants — Limitation on Indebtedness” (including refinancing thereof) whether or not successful, including (i) such fees, expenses or charges related to any Incurrence of Indebtedness issuance and (ii) any amendment or other modification of any documentation for Indebtedness;

(11)       any foreign currency translation gains or losses;

(12)       minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Capital Stock held by such parties;

(13)       any expenses, charges, reserves or other costs related to the Transactions;

(14)       any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards;

(15)       any extraordinary, exceptional, one-off, or nonrecurring loss, charge or expense (including any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions)), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing; and

(16)       deferred financing costs written off and premium paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net loss from any write-off or forgiveness of Indebtedness.

“Consolidated Net Leverage Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries to (2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”, except for clause (2) of such definition.

“Consolidated Secured Net Debt Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens to (2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Assets” means the total assets of the Issuer on a consolidated basis based on the most recent quarterly balance sheet available to the Issuer (giving pro forma effect to any acquisitions of assets made after the date of the most recent quarterly balance sheet).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness (excluding clause (1)(i) of the definition of “Indebtedness”) of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Financings) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with IFRS. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer.

“Consolidated Total Net Indebtedness” means, as at any date of determination, Consolidated Total Indebtedness minus available cash and Cash Equivalents that would be stated on a balance sheet of the Issuer and its Restricted Subsidiaries as of such date in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)         to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)         to advance or supply funds:

(a)         for the purchase or payment of any such primary obligation; or

(b)         to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)         to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, one or more debt facilities, instruments or arrangements or commercial paper facilities or overdraft facilities or conditions of issue or trust deeds or indentures or note purchase agreements, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bonds, notes, debentures or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more credit or other agreements, conditions of issue, trust deeds, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding or removing Subsidiaries of the Issuer as additional borrowers, companies or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described above under the caption “— Covenants — Limitation on Sales of Assets”.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Issuer’s Board of Directors who does not have any personal stake in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)         matures or is mandatory redeemable pursuant to a sinking fund obligation or otherwise;

(2)         is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3)         is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the stated maturity of the Notes or (b) on which there are no Notes outstanding;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions as set forth under “— Repurchase at the Option of Holders upon a Change of Control” and “— Covenants — Limitation on Sales of Assets” and such repurchase or redemption complies with “— Covenants — Limitation on Restricted Payments”.

“DTC” means The Depository Trust Company or any successor thereof.

“Equity Offering” means a bona fide underwritten primary public offering or private placement of Capital Stock (other than Disqualified Stock) of the Issuer or any Holding Company to the extent the proceeds from such offering or private placement are contributed to the Issuer’s ordinary share capital (other than through a Parent Debt Contribution) or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer, either (in the case of a public offering):

(1)         pursuant to a flotation on the New York Stock Exchange, Nasdaq or any other nationally Recognized Stock Exchange or listing authority in the United States, the United Kingdom or a member state of the European Union; or

(2)         pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to Capital Stock issued or issuable under any employee benefit plan).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Excluded Assets” means, in each case, subject to the Agreed Security Principles:

(1)         (a) vehicles, vehicle parts, supplies or other inventory and related assets which secure or are subject to a negative pledge under Floor Plan Facilities existing on the Issue Date or entered into after the Issue Date (such loans, in each case, permitted under “— Covenants — Limitation on Indebtedness”) and (b) transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles, existing on the Issue Date or entered into in the ordinary course of business after the Issue Date (such arrangements, in each case, permitted under “— Covenants — Limitation on Indebtedness”), provided, in each case, no assets under these limbs (a) and (b) shall be deemed to be an Excluded Asset solely as a result of any such Floor Plan Facilities or other arrangements unless (x) such Floor Plan Facility or other arrangement was entered into in the ordinary course of business and (y) the primary purpose of securing or entering into such Floor Plan Facility or other arrangement was not the inclusion of such asset in Excluded Assets;

(2)         any asset or property right of any nature if the grant of such security interest shall constitute or result in (A) the violation of any applicable law; (B) the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right or (C) a breach, termination or default under any or violation of lease, license, contract or agreement existing on the Issue Date or on the date of the acquisition of such asset or property right (other than any property acquired by a Restricted Subsidiary subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that (i) such contracts are permitted to contain such restrictions under provisions of the Indenture and (ii) all reasonable endeavors to obtain consents or waivers to subject any such assets to transaction security shall be used by the relevant security grantor, in each case other than to the extent, and only so long as, such prohibition is not terminated or rendered unenforceable or that any such term would be rendered ineffective pursuant to any applicable law (including insolvency laws) or principles of equity, to which the Issuer or any Guarantor is party; provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clause (A), (B) or (C) above;

(3)         any property right of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon of any relevant jurisdiction or any other applicable law (including insolvency laws or principles of equity) or requires a consent not obtained of any governmental authority pursuant to applicable law;

(4)         any real property owned, leased or operated by the Issuer or any Guarantor, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures thereon; and

(5)         any Capital Stock of any joint venture or subsidiary of the Issuer that is not a Wholly Owned Subsidiary only to the extent and for so long as the terms of the organizational documents pursuant to which such joint venture or subsidiary is organized validly prohibits the creation of a security interest in such Capital Stock (other than to the extent that any such term would be rendered ineffective pursuant to any other applicable law (including Insolvency Laws or principles of equity) and (ii) any Capital Stock in any subsidiary that is not a Restricted Subsidiary;

provided, that notwithstanding anything to the contrary contained above in this definition, (i) if and so long as any asset that was an Excluded Asset ceases to constitute an Excluded Asset pursuant to all of the above clauses (1) through (5), at such time such asset automatically shall become subject to the Lien granted to the Security Agent, and (ii) any proceeds received by the Issuer or any Guarantor from the sale, transfer or other disposition of any Excluded Asset shall constitute Collateral unless such proceeds are themselves subject to the exclusions set forth in clauses (1) through (5) above.

“Existing Notes” means the $630,000,000 Convertible Senior Notes due 2027.

“Existing Notes Indentures” means the indenture dated as of February 16, 2022, between the Issuer, and U.S. Bank Trust Company, National Association, as the trustee, under which the Existing Notes were issued.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the principal financial officer and the principal executive officer of the Issuer or the Board of Directors of the Issuer.

“Financial Indebtedness” means any Indebtedness described under clauses (1)(a), (1)(b), (1)(e), (1)(f) and (1)(h) of the definition of “Indebtedness”.

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to the Issuer and its Restricted Subsidiaries, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recently ended four consecutive full fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Issuer are available to (ii) Fixed Charges for such four consecutive full fiscal quarters; provided, however, that:

(1)         if the Issuer or any Restricted Subsidiary:

(a)         has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be deemed to be (i) the average daily balance of such Indebtedness during such four quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or

(b)         has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)         the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred on such date of calculation pursuant to the provisions described in the second paragraph described under “— Covenants — Limitation on Indebtedness” (other than for the purposes of the calculation of the Fixed Charge Coverage Ratio under clause (x) thereunder) or (ii) the discharge on such date of calculation of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in the second paragraph described under “— Covenants — Limitation on Indebtedness”;

(3)         if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or discontinued any company, division, operating unit, segment, business or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a)         the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)         Fixed Charges for such period shall be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition or discontinuation for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, Fixed Charges for such period shall be reduced by the amount of Fixed Charges directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)         if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Issuer) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, and which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)         if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) of this definition if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Incurrence or discharge of Indebtedness, Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations (including, without limitation, in respect of anticipated expense or cost savings and expense or cost synergies relating to any such transaction) shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

“Fixed Charges” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)         the consolidated interest expense (net of interest income) of the Issuer and its Restricted Subsidiaries for such period, whether paid or accrued, including without limitation:

(a)         amortization of debt discount, debt issuance costs, commissions, fees, discounts, prepayment fees, premium or charges and other finance costs in respect of Financial Indebtedness whether paid or payable and depreciation of any such financing costs capitalized during such period (but excluding in each case (x) financing costs such as legal fees, advisory costs, security valuation expenses or similar expenses, (y) any commissions, fees, discounts, prepayment fees, premium, swap termination costs or other charges or payments Incurred in connection with the Transactions and (z) commissions, discounts, yield and other fees and charges related to any Qualified Securitization Financing), and

(b)         the interest portion of any deferred payment obligation with respect to any Financial Indebtedness; plus

(2)         any interest on Indebtedness of another Person that is guaranteed by the Issuer or one of its Restricted Subsidiaries or secured by a Lien on assets of the Issuer or one of its Subsidiaries whether or not such Guarantee or Lien is called upon; plus

(3)         the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Issuer or on any series of preferred stock of any Restricted Subsidiaries of the Issuer other than dividends to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with IFRS; plus

(4)         interest expense attributable to Capitalized Lease Obligations; plus

(5)         non-cash interest expense; plus

(6)         costs associated with Hedging Obligations related to Indebtedness (but excluding any non-cash interest expense or income attributable to the movement in the mark to market valuation thereof); plus

(7)         interest expense capitalized during such period (but excluding such interest on Subordinated Shareholder Debt).

“Floor Plan Facility” means any stocking loan or other similar financing Indebtedness all or substantially all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts, supplies, other inventory or other assets, to be sold or otherwise used in the ordinary course of business of the Issuer and its Subsidiaries.

“GBP” or “£” means British pound, the lawful currency of the United Kingdom.

“GBP Equivalent” means, with respect to any monetary amount in a currency other than GBP, at any time of determination thereof, the amount of GBP obtained by converting such currency other than GBP involved in such computation into GBP at the spot rate for the purchase of GBP with the applicable currency other than GBP as published in the Financial Times in the “Currency and Financial Data” section (or if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Issuer) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Issuer or any of its Restricted Subsidiaries has complied with any covenant or other provision in the Indenture or if there has occurred an Event of Default and an amount is expressed in a currency other than the GBP, such amount will be treated as the GBP Equivalent determined as of the date such amount is initially determined in such non-GBP currency.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)         entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreements” means any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means, as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the note register.

“Holding Company” means a Parent Entity or any Person of which the Issuer at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Holding Company.

“Holding Company Expenses” means:

(1)         costs (including all professional fees and expenses) Incurred by any Holding Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary;

(2)         customary indemnification obligations of any Holding Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)         obligations of any Holding Company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4)         fees and expenses payable by any Holding Company in connection with the Transactions;

(5)         reasonable general corporate overhead expenses, including but not limited to (a) professional fees and expenses and other operational expenses of any Holding Company related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries, (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership or operations, directly or indirectly, by any Holding Company, (c) any taxes and other fees and expenses required to maintain such Holding Company’s corporate existence and to provide for other ordinary course operating costs, including reasonable customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Holding Company and (d) to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Holding Company;

(6)         expenses Incurred by any Holding Company in connection with any sale of Capital Stock or Indebtedness:

(a)         where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary;

(b)         in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or

(c)         otherwise on an interim basis prior to completion of such offering so long as any Holding Company shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed; and

(7)         amounts to enable a Holding Company of the Issuer to pay taxes, duties or similar amounts; pay fees, expenses and other costs incurred in acting as, or maintaining its existence as, a Holding Company of the Issuer and its Subsidiaries and/or host of any management incentive scheme or similar arrangement or arising by operation of law or in the ordinary course of administration of its business as a Holding Company of the Issuer; and/or meet substance requirements for tax purposes;

provided, in each case, that such expense relates to the Issuer and its Subsidiaries in the ordinary course of business and has been deducted from Consolidated Net Income as an expense.

“IFRS” means the International Financial Reporting Standards as endorsed by the European Union (a) for purposes of the covenant described under “— Covenants — Reports”, as in effect from time to time and (b) for other purposes of the Indenture, as in effect on the Issue Date. Except as otherwise set forth in the Indenture, all ratios and calculations based on IFRS contained in the Indenture shall be computed in accordance with IFRS as in effect on the Issue Date; provided that at any date after the Issue Date, the Issuer may, by written notice to the Trustee and the Holders, make an election to establish that IFRS means IFRS as in effect on a date that is after the Issue Date and on or prior to the date of such election; provided further that any such election, once made, shall be irrevocable.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for (contingently or otherwise); provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and further provided that for purposes of the first paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”, “the obligation to pay the deferred and unpaid purchase price of property” is considered Incurred on the date of signing the related purchase agreement if the delivery and taking title of such property under such purchase agreement is not subject to any conditions within the control of the purchaser and such delivery and taking title of such property will be completed less than six months after the signing of the related purchase agreement. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness”

(1)         means, with respect to any Person on any date of determination (without duplication):

(a)         the principal of indebtedness for borrowed money;

(b)         the principal of obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)         all reimbursement obligations in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligation relates to a trade payable or other obligation not constituting Indebtedness and such obligation is satisfied within 30 days of Incurrence);

(d)         obligations to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to trade creditors accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(e)         Capitalized Lease Obligations;

(f)          the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchases of any Disqualified Stock or, with respect to any Restricted Subsidiary, preferred stock (but excluding any accrued dividends);

(g)         the principal component of Indebtedness of other Persons to the extent Guaranteed by the Issuer or a Restricted Subsidiary;

(h)         the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Issuer or any Restricted Subsidiary, whether or not such Indebtedness is assumed by the Issuer or any Restricted Subsidiary; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Person; and

(i)          to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with IFRS. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described in this definition and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

(2)         Notwithstanding the other provisions of this definition, in no event shall the following constitute Indebtedness:

(a)         Subordinated Shareholder Debt;

(b)         in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or product, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business or product after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(c)         indebtedness Incurred by the Issuer or one of the Restricted Subsidiaries in connection with a transaction where (A) such indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than £250 million, whose debt is rated “Baa3” or higher by Moody’s Investors Service Inc or “BBB-” or higher by Standard & Poor’s Ratings Group, Inc or the equivalent rating category of another internally recognized rating agency and (B) a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such indebtedness, or a Subsidiary of Affiliate thereof, in an amount equal to such indebtedness;

(d)         Contingent Obligations in the ordinary course of business;

(e)         for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(f)          taxes owed to any government or governmental authority; or

(g)         any guarantee granted by Cazoo Holdings Limited pursuant to section 479C of the Companies Act 2006.

(3)         In addition, “Indebtedness” of any Person shall include Indebtedness described in clause (1) of this definition that would not appear as a liability on the balance sheet of such person if:

(a)         such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(b)         such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(c)         there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(i)          the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii)         if less than the amount determined pursuant to the preceding clause (3)(c)(i) of this definition, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced in writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by the Issuer or its Restricted Subsidiaries.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement) (in each case, other than advances, loans or other extensions of credit to customers or suppliers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. A guarantee of lease obligations of any Subsidiary of the Issuer or other contractual obligations of any Subsidiary of the Issuer shall not be an Investment hereunder.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant set forth under “— Covenants — Limitation on Restricted Payments”, “Investment” shall include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to the excess of the Issuer’s “Investment” in such Subsidiary at the time of such re-designation less the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary.

Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, except as would otherwise be required in relation to the valuation of a Restricted Payment pursuant to the covenant set forth under “— Covenants — Limitation on Restricted Payments” covenant. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Rating” means with respect to Fitch Ratings, Inc., a rating of BBB– or higher, with respect to Moody’s Investors Service Inc., a rating of Baa3 or higher and with respect to Standard & Poor’s Ratings Group, Inc., a rating of BBB– or higher.

“Issue Date” means the date on which the Notes will be issued.

“Lien” means any mortgage, pledge, encumbrance, easement, deposit arrangement, security interest, lien or charge of any other kind of security right in rem (including with respect to any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected under applicable law.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary:

(1)         (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Debt (or similar obligations) of the Issuer, its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors of the Issuer;

(2)         in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)         not exceeding £2 million in the aggregate outstanding at any time.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)         all legal, accounting, investment banking, and other fees and expenses Incurred, and all taxes required to be paid or accrued as a liability under IFRS as a consequence of such Asset Disposition (after taking into account any available tax credit or deductions);

(2)         all payments made on any Indebtedness which is secured on a higher priority than the Notes by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)         all distributions and other payments required to be made to minority interest holders in any of the Issuer’s Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)         the deduction of appropriate amounts to be provided for by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(5)         any portion of the purchase price from an Asset Disposition required by the terms of the sale agreements to be placed in escrow (A) to provide assurance to the purchaser that the seller will be able to satisfy its indemnification and other obligations with respect to such sale and (B) which escrow is not under the sole control of the Issuer or any of its Subsidiaries; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary.

“Material Company” means (a) the Issuer, (b) each Guarantor, and (c) any Restricted Subsidiary of the Issuer which has EBITDA or revenue representing 5% or more of the EBITDA or revenue of the Issuer and its Subsidiaries on a consolidated basis for the most recently ended quarter for which financial statements are available (and any Restricted Subsidiary of the Issuer which is a holding company of any Restricted Subsidiary identified in this clause (c)).

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions).

“Officer” means, with respect to the Company, any director, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, any Executive or Senior Vice President, the General Counsel or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the intended recipient under the Indenture. The counsel may be an employee of or counsel to the Issuer.

“Parent Debt Contribution” means a contribution to the equity of the Issuer or any of its Restricted Subsidiaries in relation to which dividends or other distributions may be paid pursuant to clause (vi) of the second paragraph under “— Covenants — Limitation on Restricted Payments”.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Pari Passu Indebtedness” means, in the case of the Notes, any Indebtedness of the Issuer that ranks equally in right of payment with the Notes and, in the case of the Guarantors, any Indebtedness of the applicable Guarantor that ranks equally in right of payment to the Note Guarantee of such Guarantor.

“Permitted Collateral Liens” means:

(1)         Liens on the Collateral to secure Indebtedness under the Notes (or the Note Guarantees) issued on the Issue Date and an unlimited principal amount of PIK Interest issued from time to time in payment of accrued interest or Additional Amounts on the Notes (either in the form of an issuance of PIK Notes or by increasing the amount of principal on any Note) but not including any Additional Notes other than PIK Notes issued with respect to Additional Notes otherwise permitted to be Incurred hereunder; provided that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(2)         [reserved];

(3)         Liens on the Collateral securing the Issuer’s or any Restricted Subsidiary’s obligations under Hedging Obligations permitted by clause (vi) of the second paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”; provided that all property and assets securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)         [reserved];

(5)         Liens securing Indebtedness Incurred pursuant to the first paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”; provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(6)         [reserved];

(7)         Liens on the Collateral to secure Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge, any Indebtedness secured by a Lien on the Collateral pursuant to the preceding clauses (1), (5) or this clause (7); provided that all property and assets (including, without limitation, the Collateral) securing such Refinancing Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(8)         [reserved];

(9)         Liens described in clauses (1), (2), (3), (4), (5), (6), (10), (11), (18), (20), (21), (22), (23), (24), (25) and (28) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral.

provided that, any Indebtedness secured by a Permitted Collateral Lien pursuant to the preceding Clause (3) may receive priority over the Notes and the Notes Guarantees as to any proceeds from distressed disposals or enforcement over the Collateral.

“Permitted Holders” means (1) any Person owning or beneficially owning the Existing Notes on the Issue Date prior to giving pro forma effect to the Transactions, (2) any Person acting as underwriter in connection with any public or private offering of Capital Stock of the Issuer or any Holding Company of the Issuer and (3) any Related Person of any of the persons referred to in clauses (1) and (2) above. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary:

(1)         in the Issuer or a Restricted Subsidiary;

(2)         in a Person, if as a result of such Investment, such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)         in Capital Stock, obligations or securities received (i) in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary, (ii) as a result of foreclosure, perfection or enforcement of any Lien, (iii) in satisfaction of judgments or (iv) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(4)         in existence on the Issue Date or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional Investments;

(5)         (i) in connection with a Qualified Securitization Financing or Floor Plan Facility, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Vehicle Assets in connection with a Qualified Securitization Financing or Floor Plan Facility;

(6)         in the Notes or other Indebtedness of the Issuer or its Restricted Subsidiaries which is Pari Passu Indebtedness;

(7)         in cash and Cash Equivalents;

(8)         acquired by the Issuer or any Restricted Subsidiary in connection with an asset disposition exempted from the definition of “Asset Disposition” or permitted under “— Covenants — Limitation on Sales of Assets” to the extent such Investments are non-cash proceeds or deemed cash proceeds as permitted under such covenant;

(9)         Hedging Obligations, which transactions or obligations are incurred in compliance with the “— Covenants — Limitation on Indebtedness” covenant;

(10)       Guarantees of Indebtedness permitted to be incurred by the covenant described under the “— Covenants — Limitation on Indebtedness” covenant and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(11)       acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of another Person (including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described under “— Covenants — Merger and Consolidation”) after the Issue Date; provided that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)       any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer or Subordinated Shareholder Debt;

(13)       (a) in Management Advances or (b) in payroll, travel, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(14)       taken together with all other Investments made pursuant to this clause (14) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of (x) £15 million and (y) 3% of Consolidated EBITDA; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to “— Covenants — Restricted and Unrestricted Subsidiaries”, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(15)       in connection with any customary cash management, cash pooling or netting or setting-off arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(16)       in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(17)       pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Limitation on Liens”;

(18)       to the extent made using Capital Stock of the Issuer (other than Disqualified Stock);

(19)       any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions under the covenant described under “Limitation on Affiliate Transactions”;

(20)       consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or services, in any case, in the ordinary course of business and in accordance with the Indenture;

(21)       (i) Guarantees of Indebtedness, which Indebtedness is not prohibited by the covenant described under “Certain Covenants — Limitation on Indebtedness,” (ii) guarantees, keepwells and similar arrangements in the ordinary course of business (not related to Indebtedness) and (iii) performance guarantees with respect to obligations that are permitted by the Indenture;

(22)       in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; and

(23)       Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary.

“Permitted Liens” means:

(1)         pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance-related obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for the payment of Indebtedness), warranty obligations or leases to which the Issuer or a Restricted Subsidiary is a party, or to secure public or statutory obligations of the Issuer or a Restricted Subsidiary or deposits of cash or Cash Equivalents to secure surety, judgment, performance or appeal bonds (or other similar bonds, instruments or obligations) to which the Issuer or a Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(2)         Liens imposed by law;

(3)         Liens for taxes, assessments or other governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(4)         Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Issuer or a Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)         judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(6)         Liens arising solely by virtue of banks’ standard business terms and conditions;

(7)         Liens existing on the Issue Date (other than in respect of the Notes and the Note Guarantees);

(8)         Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9)         Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)       Liens securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary under a cash pool or similar arrangement owed to a Restricted Subsidiary;

(11)       Liens arising in connection with conditional sale or retention of title arrangements or similar arrangements entered into in the ordinary course of business;

(12)       Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided, however, that any such Lien is limited to all or part of the same security package that secured the Indebtedness being refinanced and shall rank the same priority as the Indebtedness being refinanced;

(13)       Liens to secure Indebtedness permitted by clause (vi), (ix) (provided that any such Lien in respect of the Indebtedness permitted by clause (ix)(a) shall be limited to the asset financed with such Indebtedness) and (xvi) of the second paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”;

(14)       Liens securing any Indebtedness of a Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary, provided that such Liens are subordinated to the Liens securing the Notes;

(15)       [reserved];

(16)       Liens in favor of the Issuer or any Guarantor or, as long as such Lien does not secure any obligation of the Issuer or a Guarantor, any Restricted Subsidiary that is not a Guarantor;

(17)       leases (including operating leases), licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(18)       Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(19)       Liens created for the benefit of (or to secure) the Notes (or any Note Guarantee);

(20)       Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(21)       limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(22)       minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(23)       (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and (b) any condemnation or eminent domain proceedings affecting any real property;

(24)       Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(25)       Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)       [reserved];

(27)       [reserved];

(28)       Liens granted in connection with any customary cash management, cash pooling or netting or setting-off arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(29)       Liens on assets of the Issuer and its Restricted Subsidiaries with respect to obligations not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at any time; and

(30)       Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

“Person” means any individual, corporation, company (including, without limitation, an exempted limited company), partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors pursuant to Section 4(a)(2) of the Securities Act or that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means an Equity Offering of common stock, ordinary shares or other common equity interests or other Capital Stock of the Issuer or any Parent Entity (or any successor of the Issuer or any Parent Entity).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, design, installation, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets or otherwise.

“Qualified Securitization Financing” means any financing pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person or grant a security interest in, any Securitization Assets in any aggregate principal amount equivalent to the Fair Market Value of such Securitization Assets of the Issuer or any of its Restricted Subsidiaries; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be on market terms (as determined in good faith by the Issuer’s Board of Directors or an Officer) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Issuer’s Board of Directors or an Officer) at the time such financing is entered into and (c) such financing shall be non-recourse to the Issuer or any of its Restricted Subsidiaries.

“Rating Agencies” means Fitch Ratings, Inc., Moody’s Investors Service Inc. and Standard & Poor’s Ratings Group, Inc.

“Recognized Stock Exchange” means a regulated market operated by any of Euronext, the London Stock Exchange, the Deutsche Börse, the Paris Stock Exchange Group, the Amsterdam Stock Exchange, the New York Stock Exchange, Nasdaq or any successors of the foregoing.

“Refinancing Indebtedness” means Indebtedness that refinances, refunds, replaces or renews any Indebtedness Incurred or existing as permitted under and in compliance with the Indenture; provided, however, that:

(1)         the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(2)         such Refinancing Indebtedness has an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than (i) in the case of Capitalized Lease Obligations related to one or more transporter vehicles or facilities, the original book cost of the Indebtedness being refinanced (plus all accrued interest and the amount of all fees and expenses, including any premiums, Incurred in connection with such refinancing) and (ii) in the case of Indebtedness other than Indebtedness described in clause (i) above, the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus all accrued interest and the amount of all fees and expenses, including any premiums, Incurred in connection with such refinancing);

(3)         if the Indebtedness being refinanced is subordinated in right of payment to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(4)         if the Indebtedness being refinanced is Indebtedness of the Issuer or a Guarantor, the Refinancing Indebtedness may not be Indebtedness of or Guaranteed by a Restricted Subsidiary that is not a Guarantor; and

(5)         such Refinancing Indebtedness is incurred either by the Issuer or a Guarantor (if the Issuer or a Guarantor was the obligor of the Indebtedness being refinanced, replaced or discharged) or by the Restricted Subsidiary that was the obligor of the Indebtedness being refinanced, replaced or discharged and is Guaranteed only by Persons who were obligors or Guarantors of the Indebtedness being refinanced, replaced or discharged.

“Related Business” means any of the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date, and any services, activities or businesses incidental or directly related or similar thereto, or any line of business or business activity that is a reasonable extension, development, application or expansion thereof or ancillary thereto (including by way of geography or product or service line).

“Related Person” with respect to any Permitted Holder, means:

(1)         any controlling equity holder or Subsidiary of such person;

(2)         in the case of an individual, any spouse, former spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, former spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(3)         any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and

(4)         any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

“Related Taxes” means:

(1)         any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Holding Company), required to be paid (provided such Taxes are in fact paid) by any Holding Company by virtue of its:

(a)         being incorporated, organized or otherwise being established having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of its Subsidiaries);

(b)         issuing or holding Subordinated Shareholder Debt;

(c)         being a holding company, directly or indirectly, of the Issuer or any of its Subsidiaries;

(d)         receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of its Subsidiaries; or

(e)         having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Person pursuant to “— Covenants — Limitation on Restricted Payments”; or

(2)         if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Holding Company, any Taxes measured by income for which such Holding Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means:

(1)         the declaration or payment of any dividend or any distribution (whether made in cash, securities or other property) by the Issuer or any Restricted Subsidiary on or in respect of its Capital Stock (including any payment in connection with any merger, de-merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:

(a)         dividends or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer and dividends or distributions payable solely in Subordinated Shareholder Debt; and

(b)         dividends or distributions payable to the Issuer or a Restricted Subsidiary and, if the Restricted Subsidiary paying such dividends or distributions is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis;

(2)         the purchase, redemption or other acquisition for value of any Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3)         the purchase, repurchase, redemption, defeasance or other acquisition for value, prior to scheduled maturity or scheduled repayment of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any Guarantor), other than the purchase, repurchase, redemption, defeasance or other acquisition of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance, other acquisition or scheduled repayment;

(4)         any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Debt; or

(5)         the making of any Restricted Investment in any Person.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The determination of the Fair Market Value shall be determined conclusively by the Board of Directors or an Officer of the Issuer acting in good faith.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Securities Act” means the U.S. Securities Act, as amended and the rules and regulation of the U.S. Securities and Exchange Commission promulgated thereunder.

“Securitization Assets” means any assets subject to a Qualified Securitization Financing, including (a) any accounts receivable, vehicle leases and leased vehicles, or loan receivables, in each case, arising from bona fide, ordinary course vehicle sale transactions with non-Affiliate customers of the Issuer, (b) any securities backed by such accounts receivable, vehicle leases and leased vehicles, or loan receivables and (c) all collateral securing such receivable or asset, all contracts and contract rights in respect of such receivable or asset, guarantees or other obligations in respect of such receivable or asset, and lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts receivable, vehicle leases and leased vehicles, or loan receivables in connection with a securitization, factoring, or receivable sale transaction.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or any of its Restricted Subsidiaries in connection with any Qualified Securitization Financing or Floor Plan Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Vehicle Assets in a Qualified Securitization Financing or Floor Plan Facility to repurchase Securitization Assets or Vehicle Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agent” means GLAS Trust Corporation Limited, as security agent pursuant to any Intercreditor Agreement or any successor or replacement security agent acting in such capacity.

“Security Documents” means any agreement or document that provides for a Lien over any Collateral for the benefit of the Holders, the Trustee and the Security Agent in each case as amended or supplemented from time to time.

“Significant Subsidiary” means any Restricted Subsidiary which has total assets or sales representing 5% or more of the total assets or sales of the Issuer and its consolidated Subsidiaries (respectively), in each case, after elimination of any effects of any intra-group transactions, and determined by reference to the most recent audited consolidated financial statements of the Issuer and the most recent audited (if available) or unaudited (if audited statements are not available) unconsolidated financial statements of such Restricted Subsidiary.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subordinated Shareholder Debt” means any Indebtedness provided to the Issuer held by any Holding Company or any Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1)         does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Capital Stock of the Issuer (other than Disqualified Stock) or for any other security or instrument meeting the requirements of this definition);

(2)         does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the final maturity of the Notes;

(3)         does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the final maturity of the Notes;

(4)         is not secured by a Lien on any assets of the Issuer or a Restricted Subsidiary and is not Guaranteed by any Subsidiary of the Issuer;

(5)         is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Issuer;

(6)         does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture;

(7)         does not (including upon the happening of an event) constitute Voting Stock; and

(8)         is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Issuer;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as a Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Issuer which incurrence will only be permitted to the extent permitted under the provision set forth under “— Covenants — Limitation on Indebtedness”, and any and all Restricted Payments made through the use of the net proceeds from the Incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Debt shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Debt.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election or appointment of directors or managers of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including, without limitation, interest, penalties and other liabilities with respect thereto) that are imposed or collected by any government or other taxing authority.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 20, 2023, among the Issuer and the other parties thereto, as such agreement may be amended from time to time.

“Transactions” means the transactions contemplated by the Transaction Support Agreement.

“Treasury Rate” as selected by the Issuer, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to November 15, 2025; provided, however, that if the period from the redemption date to November 15, 2025 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“U.S. Dollars,” “US$” and the symbol “$” each mean currency of the United States of America.

“U.S. Government Securities” means (1) direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Unrestricted Subsidiary” means:

(1)         any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided for under “— Covenants — Restricted and Unrestricted Subsidiaries”; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

“Vehicle Asset” means any vehicles, vehicle parts, vehicle supplies or other related inventory, to be sold or otherwise used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, including any participations or beneficial interests therein.

“Voting Stock” of a corporation or company means all classes of Capital Stock of such corporation or company then outstanding whose holders are normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly Owned Subsidiary) is owned by the Issuer or another Wholly Owned Subsidiary.